DEF 14A


                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                         AMERICAN FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)

         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

                  Title of each class of securities to which transaction applies:

                  Aggregate number of securities to which transaction applies:

                  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

                  Proposed maximum aggregate value of transaction:


[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement
                  No.:
         (3)      Filing Party:
         (4)      Date Filed:

                         AMERICAN FINANCIAL CORPORATION


                             One East Fourth Street
                             Cincinnati, Ohio 45202




                    Notice of Annual Meeting of Shareholders
                               and Proxy Statement



                         To be Held on November 20, 2002


Dear Shareholder:

         We invite you to attend our Annual Meeting of Shareholders on Wednesday, November 20, 2002, in Cincinnati, Ohio. This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

         We want your shares to be represented at the meeting and we urge you either to use our telephone voting system, or promptly to complete, sign, date and return your proxy form.

                                             Sincerely,


                                             Carl H. Lindner
                                             Chairman of the Board and
                                             Chief Executive Officer




Cincinnati, Ohio
October 21, 2002

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        OF AMERICAN FINANCIAL CORPORATION
--------------------------------------------------------------------------------

 Date:                        Wednesday, November 20, 2002

 Time:                        10:30 a.m. Eastern Time

 Place:                       One East Fourth Street
                              Ninth Floor
                              Cincinnati, Ohio

 Purpose:                     o   Elect Directors
                              o   Conduct other business if properly raised

 Record Date:                 September  30, 2002 -  Shareholders  of record on
                              that date are entitled to receive notice of and to vote at the meeting.

 Mailing Date:                The  approximate  mailing  date of  this  proxy
                              statement and accompanying proxy form is October 21, 2002.

 AFG Meeting: This year, unlike in past years, the meeting will not be held concurrently with the meeting of shareholders of American Financial Group, Inc. ("AFG"), the Company's parent company. AFG's 2002 annual meeting was held in June.


Your vote is important. Whether or not you attend the meeting, you may vote your shares (1) using the toll-free telephone voting system described on page 1 below, or (2) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system or by submitting a later-dated proxy form.

                                Table Of Contents

                                                                        Page
                                                                        ----

   GENERAL INFORMATION............................................        1

   ELECTION OF DIRECTORS..........................................        2

   PRINCIPAL SHAREHOLDERS.........................................        2

   MANAGEMENT.....................................................        3

   COMPENSATION...................................................        6

   COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS..............       11

   INDEPENDENT AUDITORS...........................................       12

   NOMINATIONS AND SHAREHOLDER PROPOSALS..........................       12

   REQUESTS FOR FORM 10-K.........................................       12

   CERTAIN FINANCIAL INFORMATION..................................      F-1

                               GENERAL INFORMATION

Record Date; Shares Outstanding

         As of September 30, 2002, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had outstanding two classes of voting securities, its Common Stock, no par value and its Series J Preferred Stock. At the Record Date, 10,593,000 shares of Common Stock were outstanding, all of which were held by AFG, and 2,886,161 shares of Preferred Stock were outstanding. Each share of outstanding Common Stock and Preferred Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Cumulative Voting

         Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies and Voting Procedures

         Registered shareholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open on October 21, 2002, and close at 9:00 a.m. Eastern Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Time. The telephone voting procedures are designed to authenticate shareholders by use of a proxy control number and personal identification number ("PIN") to allow shareholders to confirm that their instructions have been properly recorded.

         Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to their proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.

         To vote by telephone, shareholders should call 1-877-298-0570, toll-free, using any touch-tone telephone and have their proxy form at hand. Shareholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator in the reply envelope provided.

         Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Company's Board of Directors, without additional compensation. AFC will pay all costs of soliciting proxies. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons, and AFC will reimburse them for their expenses.

         The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A shareholder may revoke a prior vote by writing to the Secretary of AFC at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote). In addition, persons attending the meeting in person may withdraw their proxies.

         If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

Adjournment and Other Matters

         Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

                              ELECTION OF DIRECTORS

         The Board of Directors oversees the management of the Company on your behalf. The Board reviews AFC's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the Company's business day to day, and evaluating management's performance. The Board met 4 times last year.

         The Board of Directors has nominated eight individuals to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

         The nominees for election to the Board of Directors are:

         Carl H. Lindner                        Keith E. Lindner
         S. Craig Lindner                       Carl H. Lindner III
         Theodore H. Emmerich                   William R. Martin
         James E. Evans                         William W. Verity

         All of the nominees other than William W. Verity were elected directors at the last annual meeting of shareholders of the Company held on May 24, 2001. Mr. Verity has been nominated to take the board seat and Compensation and Audit Committee memberships formerly held by Mr. Thomas M. Hunt, who resigned from the Board of Directors' in June. See "Management" and "Compensation" below for information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

         The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.

                             PRINCIPAL SHAREHOLDERS

         The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of September 30, 2002:


---------------------------------- ---------------------- -------------------
    Name and Address                Amount and Nature of       Percent of
    of Beneficial Owner             Beneficial Ownership   Voting Securities
================================== ====================== ===================

American Financial Group, Inc. (a)     10,593,000 shares           78.6%
  One East Fourth Street                 of Common Stock
  Cincinnati, Ohio 45202
---------------------------------- ---------------------- -------------------


(a)      Carl H. Lindner,  S. Craig  Lindner,  Carl H. Lindner III,
         Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") were the beneficial owners of approximately 43.3% of the voting stock of AFG at September 30, 2002. AFG and the Lindner Family may be deemed to be controlling persons of the Company.

                                   MANAGEMENT

         The directors, nominees and executive officers of the Company are:

                                                                                    Director or
                       Age(1)                  Position                            Executive Since
                       ------  -------------------------------------------------   ---------------

Carl H. Lindner         83     Chairman of the Board and Chief Executive Officer      1959
S. Craig Lindner        47     Co-President and a Director                            1979
Keith E. Lindner        43     Co-President and a Director                            1981
Carl H. Lindner III     49     Co-President and a Director                            1980
Theodore H. Emmerich    76     Director                                               1988
James E. Evans          56     Senior Vice President and General Counsel
                               and a Director                                         1976
Thomas M. Hunt (2)      79     Director                                               1982
William R. Martin       73     Director                                               1994
William W. Verity       43     Nominee for Director                                     -
Keith A. Jensen         51     Senior Vice President                                  1999
Thomas E. Mischell      54     Senior Vice President - Taxes                          1985
Fred J. Runk            59     Senior Vice President and Treasurer                    1978

(1)      As of September 30, 2002.
(2) Mr. Hunt resigned as a director the Company in June 2002. Until his resignation, he was a member of the Compensation and Audit Committees. During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company.

Carl H. Lindner

      (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company and American Financial Group, Inc. ("AFG"), the Company's parent company. He is Chairman of the Board of Directors of Great American Financial Resources, Inc., an 83%-owned subsidiary of the Company that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

Keith E. Lindner

      (Member of the Executive Committee) For more than five years, Mr.
      Lindner has served as Co-President and a director of the Company. From March 1997 until March 2002, Mr. Lindner was Vice Chairman of the Board of Directors of Chiquita. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFG.

Carl H. Lindner III

      (Member of the Executive Committee) For more than five years, Mr.
      Lindner has served as Co-President and a director of the Company. For over ten years, Mr. Lindner has been principally responsible for AFG's property and casualty insurance operations. Mr. Lindner is also a director of AFG.

S. Craig Lindner

      (Member of the Executive Committee) For more than five years, Mr.
      Lindner has served as Co-President and a director of the Company. He is also President and a director of Great American Financial Resources, Inc. Mr. Lindner is also President of American Money Management Corporation, a subsidiary that provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of AFG.

Theodore H. Emmerich

      (Chairman of the Audit Committee; Member of the Compensation Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG and Summit Mutual Funds, Inc.

James E. Evans

      For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company and AFG. Mr. Evans is also a director of AFG.

William R. Martin

      (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of Great American Financial Resources and AFG.

William W. Verity

      Mr. Verity has been President of Veritas Asset Management, LLC, an investment management company, since January 1, 2002, and prior thereto, he was a partner of Pathway Guidance L.L.C., an executive consulting firm, since October 2000. For more than five years previously, Mr. Verity was Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components. From 1994 until March 2002, he was an independent director of Chiquita. Mr. Verity is also a director of AFG.

Keith A. Jensen

      Mr. Jensen was named a Senior Vice President of the Company and AFG in February 1999. Since February 1997, he has also been Senior Vice President of Great American Financial Resources. For more than five years prior thereto he was a partner with Deloitte & Touche LLP, an independent accounting firm.

Thomas E. Mischell

      Mr. Mischell has served as Senior Vice President - Taxes of the Company for over five years.

Fred J. Runk

      Mr. Runk has served as Senior Vice President and Treasurer of the Company for more than five years.

         In March 2002, Chiquita completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of the prior year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner and Keith E. Lindner were executive officers of Chiquita at the time of the bankruptcy filing.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires AFC's executive officers, directors and persons who own more than ten percent of AFC's voting stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filing requirements were met during 2001.
                                      -4-

Securities Ownership

         The following table sets forth information, as of September 30, 2002, concerning the beneficial ownership of equity securities of the Company and its parent and subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company, its parent or any of its subsidiaries outstanding at September 30, 2002.

                                  Amount and Nature of Beneficial Ownership (a)
                                ------------------------------------------------

             Name of             Shares of Common      Shares of Preferred
        Beneficial Owner            Stock Held              Stock Held
---------------------------    -------------------------------------------------

Carl H. Lindner                     10,593,000 (b)            ---
Carl H. Lindner III                 10,593,000 (b)            ---
S. Craig Lindner                    10,593,000 (b)            ---
Keith E. Lindner                    10,593,000 (b)            ---
Theodore H. Emmerich                        ---               ---
James E. Evans                              ---               ---
William R. Martin                           ---           40,126 (c)
William W. Verity                           ---               ---

All directors and executive         10,593,000 (b)        63,494 (d)
  officers as a group
  (11 persons)

(a) Does not include the following ownership interests in certain affiliates of the Company: Messrs. Emmerich, Evans, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561; 11,138; 120,673; 26,141 and 178,753 shares, respectively, of the Common Stock of Great American Financial Resources.

      Does not include the following ownership interests in AFG. Messrs. Emmerich, Evans, Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and Martin, and all directors and executive officers as a group beneficially own, 30,342, 372,299, 11,506,575, 6,155,917, 6,155,917,
      6,155,917, 53.495 and 31,191,214.

(b) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of AFC Common Stock outstanding.

(c)   Represents 1.4% of the Preferred Stock outstanding.

(d)   Represents 2.2% of the Preferred Stock outstanding.

                                  COMPENSATION

         The following table summarizes the aggregate cash compensation for 2001, 2000 and 1999 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 2001 (the "Named Executive Officers"). Such compensation includes amounts paid by AFC, AFG as well as AFG's subsidiaries and certain affiliates during the years indicated.

                                               SUMMARY COMPENSATION TABLE
  -------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Term
                                                  Annual Compensation               Compensation
                                         -------------------------------------------------------------
               Name                                               Other Annual  Securities Underlying   All Other
               And                                                Compensation     Options Granted     Compensation
        Principal Position        Year    Salary (a)  Bonus (b)        (c)        (# of Shares) (d)        (e)
  -------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------
   Carl H. Lindner                2001     $950,000   $415,600       $47,000              ---             $48,000
   Chairman of the Board and      2000      950,500          0        54,000              ---              44,000
   Chief Executive Officer        1999      968,000    600,000        65,000              ---              68,000
  -------------------------------------------------------------------------------------------------------------------
   Keith E. Lindner               2001      950,000    415,600        26,000              ---              29,400
   Co-President                   2000      950,500          0        35,000          110,000              34,000
                                  1999      968,000    600,000        56,000           50,000              44,000
  -------------------------------------------------------------------------------------------------------------------
   Carl H. Lindner III            2001      950,000    415,600        74,000              ---              30,400
   Co-President                   2000      950,500          0        79,000          110,000              29,000
                                  1999      968,000    600,000       106,000           50,000              34,000
  -------------------------------------------------------------------------------------------------------------------
   S. Craig Lindner               2001      950,000    415,600       106,000              ---              30,400
   Co-President                   2000      950,500          0        98,000          110,000              28,000
                                  1999      968,000    600,000        75,000           50,000              33,000
  -------------------------------------------------------------------------------------------------------------------
   James E. Evans                 2001      950,000    400,000         4,000              ---              33,400
   Senior Vice President and      2000      950,500    290,000           500          100,000              30,000
     General Counsel              1999      968,000    580,000         2,000           45,000              36,000

  -------------------------------------------------------------------------------------------------------------------

(a)   This column includes  salaries paid by Chiquita to Keith E. Lindner of $55,000 in 2001,  $47,500 in 2000, and $50,000 in 1999,
      and to Carl H. Lindner of $70,000 in 2001, $62,500 in 2000 and $50,000 in 1999.

(b)   Bonuses are for the year shown,  regardless  of when paid.  Approximately  one-fourth of the bonuses for each  individual  was paid in shares of AFG common stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and automobile service as follows.

      Name                    Year    Insurance     Aircraft & Automobile
      ---------------------- -----    ----------    ---------------------

      Carl H. Lindner         2001     $24,000              $23,000
                              2000      25,000               29,000
                              1999      21,000               44,000

      Keith E. Lindner        2001      21,000                5,000
                              2000      21,000               14,000
                              1999      42,000               14,000

      Carl H. Lindner III     2001      37,000               47,000
                              2000      32,000               47,000
                              1999      29,000               77,000

      S. Craig Lindner        2001      43,000               63,000
                              2000      44,000               54,000
                              1999      32,000               43,000

      James E. Evans          2001          --                4,000
                              2000          --                  500
                              1999          --                2,000


(d) The number of AFG options shown as granted during 2000 includes the 2001 grant, which was made in late December 2000.

(e)   Includes Company or subsidiary contributions or allocations under the
      (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under AFG's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below.

                                           AFG Auxiliary
                                               RASP        Retirement    Savings Plan   Directors'
         Name                    Year                         Plan                         Fees        Term Life
         ----------------------- --------- -------------- -------------- ------------- -------------- --------------
         Carl H. Lindner         2001          $16,500        $8,500            --              --         $23,000
                                 2000           16,500         8,500            --              --          19,000
                                 1999           20,400         9,600            --         $15,000          23,000

         Keith E. Lindner        2001           16,500         8,500        $3,400              --           1,000
                                 2000           16,500         8,500         8,000              --           1,000
                                 1999           20,400         9,600        12,000              --           2,000

         Carl H. Lindner III     2001           16,500         8,500         3,400              --           2,000
                                 2000           16,500         8,500         2,000              --           2,000
                                 1999           20,400         9,600         2,000              --           2,000

         S. Craig Lindner        2001           16,500         8,500         3,400              --           2,000
                                 2000           16,500         8,500         2,000              --           1,000
                                 1999           20,400         9,600         2,000              --           1,000

         James E. Evans          2001           16,500         8,500         3,400              --           5,000
                                 2000           16,500         8,500         2,000              --           3,000
                                 1999           20,400         9,600         2,000              --           4,000

STOCK OPTIONS

         The table below shows AFG stock options exercised by the Named Executive Officers during 2001, and the number and value of unexercised options held by them at December 31, 2001. While no options were granted to such persons in 2001, the expiration dates of certain of the options held by two of the Company's Co-Presidents were extended to April 2005. No options were granted to the CEO in 2000 or 2001.

                                  AGGREGATED OPTION EXERCISES IN 2001 AND 2001 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------------------------------------------

                                                           Number of Securities
                                Shares                          Underlying                Value of Unexercised
                             Acquired on                    Unexercised Options           In-the-Money Options
                               Exercise                         at Year End                 at Year End (a)
                               (# of          Value      -----------------------------------------------------------
       Name         Company    Shares)        Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Carl H. Lindner      AFG          -            -               -           -                   -          -
--------------------------------------------------------------------------------------------------------------------
Carl H. Lindner III  AFG         1,091        $5,047     497,272         144,000        $329,281        $418,440
--------------------------------------------------------------------------------------------------------------------
S. Craig Lindner     AFG         1,091        $6,118     497,272         144,000        $336,287        $418,440
--------------------------------------------------------------------------------------------------------------------
Keith E. Lindner     AFG         1,091        $4,779     497,272         144,000        $331,548        $418,440
--------------------------------------------------------------------------------------------------------------------
James E. Evans       AFG          -            -         234,000         127,000         $95,100        $380,400
--------------------------------------------------------------------------------------------------------------------

(a) The value of unexercised in-the-money options is calculated based on the New York Stock Exchange closing market price of the Company's common stock at year-end 2001. This price was $24.55 per share.

Compensation Committee Report

         The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company, AFG or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term "senior executive officers" currently includes the Chairman of the Board and Chief Executive Officer (the "CEO") and the Co-Presidents. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

         Compensation of Executive Officers. The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 2001 compensation for senior executives, the Committee had discussions with Company executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of the Company's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

         Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. The Committee approved the 2001 salaries of the CEO and the Co-Presidents, noting that such salaries would be the same rates in 2001 as in 2000, 1999, 1998 and the latter part of 1997.

         Annual Bonuses. As was the case for the past five years, the Committee developed an annual bonus plan for 2001 for the CEO and the Co-Presidents that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets. Other executive officers of the Company were included in the annual bonus plan for 2001 by action of the Executive Committee.

         The annual bonus plan for 2001 made 50% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets. The other 50% is based on the Company's overall performance, as subjectively determined by the Committee. The 2001 annual bonus plan (as in prior years) provided that 25% of any bonuses be paid in AFG common stock.

         Under the 2001 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $950,000 with 0% to 175% of $475,000 (50% of $950,000) to be paid depending on AFG achieving certain 2001 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $475,000 to be paid based on AFG's overall performance, as subjectively determined by the Committee (the "Company Performance Component"). The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $1.60. In recommending the 2001 annual bonus plan to the Board for adoption, the Committee noted that no bonus should be paid under the plan if 2001 earnings per share from insurance operations are less than $1.20 (75% of the 2001 EPS target). Not including the effects from the attack on the World Trade Center and an increase in reserves for asbestos related claims, AFG reported earnings per share from insurance operations of $1.55. The Committee noted that the annual bonus plan provides that unusual or non-recurring items are not be included in determining earnings allocable to insurance operations. This results in a payment to the CEO and each of the Co-Presidents of approximately $416,000 under the EPS Component.

         The Committee then evaluated the Company's performance during 2001. The Committee considered a number of factors in discussions of such performance with senior executives, including the Company's current status of credit ratings, operating ratios, which were viewed positively, and net earnings and AFG's stock price from the end of 2000 to the end of 2001 which were viewed negatively. The Committee noted the improvement in AFG's stock price from the beginning of 2000 to the time of its meeting to consider the 2001 annual bonus plan held in March. The Committee agreed with management's recommendation that while a bonus under the Company Performance Component could be justified, no bonus attributable to that component would be paid.

         The annual base salary and bonus target amounts of the CEO and the Co-Presidents are virtually identical because the Committee reviews them as working as a management team whose skills and areas of expertise complement each other.

         Stock Option Grants. Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. Options for 55,000 shares were granted to each of the Co-Presidents and additional options were granted to the other senior executives of the Company in December 2000, so that the exercise price of such options would be near the public offering of AFG Common Stock which was completed in December 2000. While no options were granted to such persons in 2001, the Committee determined to extend the expiration dates of certain of the options held by two of the Company's Co-Presidents to April 2005 to align the expiration dates of the options held by each Co-President. No options were granted to the CEO in 2000 or 2001.

         The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term "senior executive officers" currently includes the Chairman of the Board and Chief Executive Officer (the "CEO") and the Co-Presidents. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

Members of the Compensation Committee:    William R. Martin, Chairman
February 22, 2002                         Theodore H. Emmerich
                                          Thomas M. Hunt

Performance Graph

         No performance graph is included as the Company's Common Stock is not publicly traded.

Certain Transactions

         The Company and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. The Company believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

         Members of the Lindner Family are the principal owners of Provident Financial Group, Inc. ("Provident"). In 2001, AFC paid Provident $245,000 in connection with an expense sharing arrangement for a cafeteria operated by Provident for the employees of both companies. AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 2001. Provident leases its main banking and corporate office from AFC for which Provident paid rent of $3,125,000 in 2001. A subsidiary of Provident leases equipment to subsidiaries of AFC for which Provident was paid an aggregate of $805,000 during 2001.

         During 2001, AFC paid the Cincinnati Reds $109,000 for tickets to baseball games. Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, a subsidiary of AFG, and a company owned by Carl H. Lindner, Carl
H. Lindner III, Keith E. Lindner and S. Craig Lindner, are part owners of the Reds.

         In July 2000, AFC's principal insurance company subsidiary, Great American Insurance Company, entered into a thirty-year agreement with the Reds, pursuant to which the Reds' home stadium will be named "Great American Ball Park" upon its expected completion in time for the 2003 baseball season. Great American paid the Reds $2 million during 2001, and will pay the Reds approximately $2.3 million annually over the term of the agreement. For these payments, Great American will also receive approximately $1.3 million of premium seating, marketing credits, and related sponsorship rights.

         In 2001, an AFC subsidiary purchased a 29% interest in an aircraft for $1.6 million (fair value as determined by independent third party) from an entity owned by one of Carl H. Lindner's brothers. The remaining interests in the aircraft are owned by Carl H. Lindner and his two brothers. Costs of operating the aircraft are being borne proportionately. During 2001 and prior to the purchase, AFC and its subsidiaries had chartered the aircraft from the same entity. The total charges for such aircraft usage were $584,000.

         In 1997, Carl H. Lindner and Great American Financial Resources, Inc. (an 83%-owned subsidiary of AFG) purchased 51% and 49%, respectively, of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. In 2000, the ethanol company repurchased the 49% interest from GAFRI for amounts which included an $18.9 million subordinated debenture bearing interest at 12 1/4% with scheduled repayments through 2005. The balance owed on the subordinated debenture at year-end 2001 was $12.9 million. Another AFG subsidiary has a working capital credit facility in place under which the ethanol company may borrow up to $10 million at a rate of prime plus 3%. There were no borrowings outstanding under this facility in 2001. In 1998, GAFRI made a loan to the ethanol company in the amount of $4 million, bearing interest at the rate of 14% and maturing in September 2008.

         An AFC subsidiary is the lender under a credit agreement with American Heritage Holding Corporation, a Florida-based homebuilder which is 49% owned by AFG and 51% owned by brothers of Carl H. Lindner. The homebuilder may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. In January 2001, the maturity date of this loan was extended from March 31, 2001 to March 31, 2003. The highest outstanding balance owed to the AFC subsidiary during 2001 was $8.0 million and the balance at year-end 2001 was $6.4 million. The homebuilder was sold to an independent third party in September 2002 and the loan has been paid in full.

         William R. Martin is an independent director of the Company. One of his adult sons was an employee of the Company's technology group during 2001 and received compensation of approximately $100,000 during that year. The son is no longer employed by the Company.

Directors' Compensation

         AFC's Board of Directors receives no annual compensation from AFC. However, they are paid as directors of AFG, as follows:

         Pursuant to the Non-Employee Directors' Compensation Plan (the "Directors' Plan"), all directors who are not officers or employees of the Company are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

         In order to align further the interests of the Company's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG Common Stock.

         The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the Company or any of its subsidiaries) will, if the director has met certain eligibility requirements, receive upon retirement (in a lump sum or, if elected, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of the Company or any of its subsidiaries.

         In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of the Company. During 2001, each non-employee director was granted an option under the foregoing provisions of the AFG Stock Option Plan to purchase 2,500 shares at an exercise price of $27.95 per share on June 1, 2001, the exercise price being the fair market value of AFG's common stock on the date of grant.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Company's Board of Directors held four meetings and took action in writing ten times in 2001. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, but no Nominating Committee.

           Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on six occasions in 2001.

         Compensation Committee. The Compensation Committee met two times and took action in writing on three occasions in 2001.

         Audit Committee.  The Audit Committee met eight times in 2001.

Audit Committee Report

         The Audit Committee is comprised of three directors, each of whom is experienced with financial statements and two of whom have past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards.

         The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal control which management has established, and the audit process. The members of the Committee during 2001 were Theodore H. Emmerich (Chairman), William R. Martin and Thomas M. Hunt. It is expected that if elected, Mr. Verity will take the seat of Mr. Hunt on this committee following the meeting.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee recommends to the Board an accounting firm to be engaged as the Company's independent accountants.

         The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The

Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent accountants that firm's independence.

         Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Members of the Audit Committee:        Theodore H. Emmerich, Chairman
March 20, 2002                         William R. Martin
                                       Thomas M. Hunt

                              INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP served as AFG's as well as the Company's independent auditors for the fiscal year ended December 31, 2001. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees. Ernst and Young's aggregate fees to AFG and the Company for services related to the audits of financial statements for the year ended December 31, 2001, and for quarterly reviews within that period amounted to approximately $1.5 million. While they were not billed separately, we estimate that fees for statutory audits for insurance regulatory purposes and similar audit related services amounted to approximately one-fourth of the aggregate audit fees.

         In addition, during 2001 Ernst & Young billed approximately $161,000 for services related to actuarial reviews, approximately $88,000 for tax services and approximately $209,000 for all other miscellaneous services. There were no Ernst & Young fees in 2001 for financial information systems design and implementation. The Audit Committee considered the non-audit services provided in satisfying itself as to Ernst & Young's independence.

                      NOMINATIONS AND SHAREHOLDER PROPOSALS

         In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

         The Proxy Form used by AFC for the annual meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2003 annual meeting, it must be received by March 16, 2003. In order for a proposal to be considered for inclusion in AFC's proxy statement for that meeting, it must be received by December 31, 2002.

                             REQUESTS FOR FORM 10-K

         The Company will send, upon written request, without charge, a copy of the Company's current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Corporation, One East Fourth Street, Cincinnati, Ohio 45202.

Pages F1 though F-37 which follow are taken from AFC's Annual Report on Form 10-K for the year ended December 31, 2001. This information is being included herein in accordance with Rule 14a-3 promulgated under the Securities Act of 1934.

       AFC is a holding company which, through its subsidiaries, is engaged primarily in specialty and private passenger automobile insurance businesses and in the sale of tax-deferred annuities and certain life and supplemental health insurance products. AFC's property and casualty operations originated in the 1800's and make up one of the twenty-five largest property and casualty groups in the United States based on statutory net premiums written.

FORWARD-LOOKING STATEMENTS This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes", "expects", "may", "will", "should", "seeks", "intends", "plans", "estimates", "anticipates" or the negative version of those words or other comparable terminology. Examples of such forward-looking statements include statements relating to: expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate increases, improved loss experience and expected expense savings resulting from recent initiatives.

Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including:

o changes in economic conditions, including interest rates, performance of securities markets, and the availability of capital;
o  regulatory actions;
o  changes in legal environment;
o  tax law changes;
o  levels of catastrophes and other major losses;
o the ultimate amount of liabilities associated with certain asbestos and environmental-related insurance claims; o adequacy of loss reserves;
o availability of reinsurance and ability of reinsurers to pay their obligations; and
o  competitive pressures, including the ability to obtain rate increases.

The forward-looking statements herein are made only as of the date of this report. The Company assumes no obligation to publicly update any forward-looking statements.


      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      ---------------------------------------------------------------------
    Not applicable - Registrant's Common Stock is owned by American Financial Group, Inc. See Consolidated Financial Statements for information regarding dividends.

                             Selected Financial Data

      The following table sets forth certain data for the periods indicated (dollars in millions, except per share data).

                                                   2001         2000         1999         1998          1997
                                                   ----         ----         ----         ----          ----
Earnings Statement Data:
-----------------------
Total Revenues                                   $3,929       $3,820       $3,359       $4,084        $4,058
Operating Earnings Before Income Taxes               70          120          310          269           385
Earnings (Loss) Before Extraordinary Items
  and Accounting Changes                             13          (23)         153          130           208
Extraordinary Items                                   -            -           (4)          (1)           (7)
Cumulative Effect of Accounting Changes             (10)          (9)          (4)           -             -
Net Earnings (Loss)                                   3          (32)         145          129           201

Ratio of Earnings to Fixed Charges (a)             1.56         2.02          4.01         3.44         4.20
Ratio of Earnings to Fixed charges
  and Preferred Dividends (a)                      1.45         1.87          3.67         3.15         3.52

Balance Sheet Data:
------------------
Total Assets                                    $17,398      $16,407      $16,024      $15,848       $15,738
Long-term Debt:
  Holding Companies                                 228          204          113          315           287
  Subsidiaries                                      271          195          240          177           194
Minority Interest                                   461          510          490          524           510
Shareholders' Equity                              1,478        1,454        1,324        1,531         1,393

 (a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and the undistributed equity in losses of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


GENERAL

      Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements beginning on page F-14.

      IT INITIATIVE In 1999, AFC initiated an enterprise-wide study of its information technology ("IT") resources, needs and opportunities. The initiative, involving improvements in physical infrastructure and business support systems, entails extensive effort and costs over a period of several years. While the costs precede the expected savings, management believes the benefits will exceed the costs incurred, all of which have been and will be funded through available working capital.

LIQUIDITY AND CAPITAL RESOURCES

RATIOS AFC's debt to total capital ratio at the parent holding company level (excluding amounts due AFG) was approximately 13% at December 31, 2001 compared to 12% at December 31, 2000. Including amounts due AFG, the ratio was 28% at the end of 2001 and 31% at the end of 2000.

      AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the year ended December 31, 2001, was 1.56 and 1.45, respectively.

      The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 2001, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 2.1 times its authorized control level RBC; weighted average of all AFC subsidiaries was 4.9 times).

SOURCES OF FUNDS AFC and American Premier are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing cash needs for administrative expenses, the payment of principal and interest on borrowings, shareholder dividends, and taxes. Funds to meet these obligations come primarily from dividend and tax payments from their subsidiaries.

      Management believes these parent holding companies have sufficient resources to meet their liquidity requirements. If funds generated from operations, including dividends and tax payments from subsidiaries, are insufficient to meet fixed charges in any period, these companies would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.

      AFC has a reciprocal Master Credit Agreement with various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

      AFC has a revolving credit line with several banks under which it can borrow up to $300 million until December 31, 2002. This credit line provides ample liquidity and can be used to obtain funds for operating subsidiaries or, if necessary, for the parent companies. At December 31, 2001, approximately two-thirds of the credit line has been used. While management expects to negotiate a replacement bank agreement later this year, market conditions indicate the maximum amount may be smaller and interest costs will likely be greater.

      In December 2000, AFC borrowed $155 million under its credit agreement with AFG to make capital contributions to its property and casualty operations. In April 1999, AFC used funds borrowed under its credit agreement with AFG to retire outstanding holding company public debt and borrowings under AFC's credit line.

      For statutory accounting purposes, equity securities of non-affiliates are generally carried at market value. At December 31, 2001, AFC's insurance companies owned publicly traded equity securities with a market value of $310 million. In addition, Great American owns GAFRI common stock with a market value of $657 million and a carrying value of $460 million. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

      Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC.

INVESTMENTS Approximately two-thirds of AFC's consolidated assets are invested in marketable securities. A diverse portfolio of primarily publicly traded bonds and notes accounts for over 97% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

      Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 2001, the average life of AFC's fixed maturities was about 5-1/2 years.

      Approximately 93% of the fixed maturities held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 2001. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated or noninvestment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

      Investments in MBSs represented approximately one-fourth of AFC's fixed maturities at December 31, 2001. MBSs are subject to significant prepayment risk due to the fact that, in periods of declining interest rates, mortgages may be repaid more rapidly than scheduled as borrowers refinance higher rate mortgages to take advantage of the lower current rates. As a result, holders of MBSs may receive prepayments on their securities, which cannot be reinvested at an interest rate comparable to the rate on the prepaid MBSs. The majority of MBSs held by AFC were purchased at a discount. Management believes that the discounted nature of the MBSs will mitigate the effect of prepayments on earnings over the anticipated life of the MBS portfolio. Over 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.

      At December 31, 2001, AFC had a net unrealized gain on fixed maturities of $155.4 million (before income taxes) consisting of $306.3 million in gross unrealized gains and $150.9 million in gross unrealized losses. At that same date, AFC also had a net unrealized gain on equity securities of $125.9 million consisting of $135.7 million in gross gains and $9.8 million in gross losses. Individual portfolio securities are sold creating gains or losses as market opportunities exist.

      When a decline in the value of a specific investment is considered to be "other than temporary," a provision for impairment is charged to earnings (accounted for as a realized loss) and the cost basis of that investment is reduced. The determination of whether unrealized losses are "other than temporary" requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include:
  a) whether the unrealized loss is credit-driven or a result of changes in market interest rates,
  b)  the extent to which market value is less than cost basis,
  c) historical operating, balance sheet and cash flow data contained in issuer SEC filings,
  d)  issuer news releases,
  e)  near-term prospects for improvement in the issuer and/or its industry,
  f)  industry research and communications with industry specialists,
  g)  third party research and credit rating reports,
  h)  internally generated financial models and forecasts,
  i)  discussions with issuer management, and
  j) ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

      The $150.9 million in gross unrealized losses on fixed maturities at December 31, 2001, represents unrealized losses on more than 450 positions. None of the individual losses exceeds $8 million and only 12 have unrealized losses exceeding $2 million. All of the securities with unrealized losses are current in payment of principal and interest.

      Based on its analysis of the factors enumerated above, management believes
(i) the issuers of these securities will continue to meet their obligations and
(ii) that AFC has the ability and intent to hold the securities until they mature or recover in value. Should either of these beliefs change with regard to a particular security, a charge for impairment would likely be required.

      Net realized gains (losses) on securities sold and charges for "other than temporary" impairment on securities held were as follows (in millions):

              Net Realized
            Gains (Losses)   Charges for
                  on Sales    Impairment      Other(a)      Total
            --------------    ----------      -----         -----
   2001             $89.8       ($125.5)(b)   $11.6        ($24.1)
   2000              (1.7)        (27.5)        2.6         (26.6)
   1999              31.0         (13.0)        2.1          20.1
   1998              40.2         (32.2)       (1.7)          6.3
   1997              54.7          (6.7)       (2.0)         46.0

    (a) Includes adjustments to carry derivatives at market and to reflect the impact of realized gains and losses on the amortization of deferred policy acquisition costs.
    (b) Does not include $16.9 million writedown of certain collateralized debt obligations which was recorded as the cumulative effect of an adoption of an accounting change at April 1, 2001.

      Increased impairment charges in recent years reflect a rise in corporate defaults in the marketplace resulting from the weakened economy.

UNCERTAINTIES Aside from risks common to most insurance operations, management believes that the areas posing the greatest risk of material loss are Great American's exposure to asbestos, environmental and other mass tort claims and American Premier's exposure to asbestos, environmental and other contingencies arising out of its former operations.

      PROPERTY AND CASUALTY INSURANCE RESERVES Future costs of claims are projected based on historical trends adjusted for changes in underwriting standards, policy provisions, product mix and other factors. Estimating the liability for unpaid losses and LAE is inherently judgmental and is influenced by factors which are subject to significant variation. Through the use of analytical reserve development techniques, management monitors items such as the effect of inflation on medical, hospitalization, material, repair and replacement costs, general economic trends and the legal environment.

      Establishing reserves for A&E claims is subject to uncertainties that are significantly greater than those presented by other types of claims. For a discussion of uncertainties, see "Litigation" and "Special A&E Charge" below and Note M - "Commitments and Contingencies" to the Financial Statements.

      LITIGATION AFC's insurance subsidiaries and American Premier are parties to litigation and receive claims alleging injuries and damages from asbestos, environmental and other substances and workplace hazards. The outcome of litigation relating to asbestos and environmental claims is uncertain due to numerous factors and may result in liabilities materially exceeding amounts AFC has currently recorded. For a discussion of uncertainties, see Legal Proceedings in AFC's 2001 Form 10-K.

       EXPOSURE TO MARKET RISK Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. AFC's exposures to market risk relate primarily to its investment portfolio and annuity contracts which are exposed to interest rate risk and, to a lesser extent, equity price risk. To a much lesser extent, AFC's long-term debt is also exposed to interest rate risk.

      FIXED MATURITY PORTFOLIO The fair value of AFC's fixed maturity portfolio is directly impacted by changes in market interest rates. AFC's fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This practice allows flexibility in reacting to fluctuations of interest rates. The portfolios of AFC's insurance operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. AFC's life and annuity operations attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

      The following table provides information about AFC's fixed maturity investments at December 31, 2001 and 2000, that are sensitive to interest rate risk. The table shows principal cash flows (in millions) and related weighted average interest rates by expected maturity date for each of the five subsequent years and for all years thereafter. Callable bonds and notes are included based on call date or maturity date depending upon which date produces the most conservative yield. Mortgage-backed securities ("MBSs") and sinking fund issues are included based on maturity year adjusted for expected payment patterns. Actual cash flows may differ from those expected.

               December 31, 2001                     December 31, 2000
              -------------------                   --------------------
               Principal                             Principal
              Cash Flows     Rate                   Cash Flows      Rate
              ----------     ----                   ----------      ----
   2002        $   956.2     8.62%      2001         $   494.2      8.46%
   2003          1,407.3     7.84       2002             673.4      7.60
   2004            860.1     8.56       2003           1,406.6      7.74
   2005          1,081.6     7.50       2004             835.6      8.01
   2006          1,109.7     6.89       2005           1,142.1      7.46
   Thereafter    5,263.1     7.08       Thereafter     5,737.0      7.41
               ---------                             ---------

   Total       $10,678.0     7.46%                   $10,288.9      7.57%
               =========                             =========

  Fair Value   $10,748.6                             $10,164.6
               =========                             =========

      EQUITY PRICE RISK Equity price risk is the potential economic loss from adverse changes in equity security prices. Although AFC's investment in "Other stocks" is less than 3% of total investments, it is concentrated in a relatively limited number of positions; approximately four-fifths of the total is in five investments. While this approach allows management to more closely monitor the companies and industries in which they operate, it does increase risk exposure to adverse price declines in a major position.

      Included in "Other stocks" at December 31, 2001 were warrants (valued at $15.6 million) to purchase common stock of various companies. Under Statement of Financial Accounting Standards ("SFAS") No. 133, which was adopted as of October 1, 2000, these warrants are generally considered derivatives and marked to market through current earnings as realized gains and losses.

      ANNUITY CONTRACTS Substantially all of GAFRI's fixed rate annuity contracts permit GAFRI to change crediting rates (subject to minimum interest rate guarantees of 3% to 4% per annum) enabling management to react to changes in market interest rates and maintain an adequate spread. The spread could be at risk, however, if yields available on newly invested funds fell significantly from current yields and remained lower for a long period. Projected payments (in millions) in each of the subsequent five years and for all years thereafter on GAFRI's fixed annuity liabilities at December 31 were as follows.
                                                                        Fair
        First   Second  Third   Fourth  Fifth   Thereafter    Total    Value
        -----   ------  -----   ------  -----   ----------   ------   ------
  2001   $750     $680   $650     $630   $610       $2,512   $5,832   $5,659
  2000    720      710    660      630    620        2,204    5,544    5,426


      Nearly half of GAFRI's fixed annuity liabilities at December 31, 2001, were two-tier in nature in that policyholders can receive a higher amount if they annuitize rather than surrender their policy, even if the surrender charge period has expired. Current stated crediting rates on GAFRI's principal fixed annuity products average 5% and range from 3% on equity-indexed annuities (before any equity participation) to 7% on certain new policies (including first year bonus amounts). GAFRI estimates that its effective weighted-average crediting rate over the next five years will approximate 5%. This rate reflects actuarial assumptions as to (i) deaths, (ii) the number of policyholders who annuitize and receive higher credited amounts and (iii) the number of policyholders who surrender. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

      GAFRI's equity-indexed fixed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GAFRI attempts to mitigate the risk in the equity-based component of these products through the purchase of call options on the appropriate index. GAFRI's strategy is designed so that an increase in the liabilities due to an increase in the market index will be substantially offset by unrealized gains on the call options. Under SFAS No. 133, both the equity-based component of the annuities and the related call options are considered derivatives and marked to market through current earnings as annuity benefits. Adjusting these derivatives to market value had a net effect of less than $1 million on annuity benefits in 2001 and 2000.

      DEBT AND PREFERRED SECURITIES The following table shows scheduled principal payments (in millions) on fixed-rate long-term debt of AFC and its subsidiaries and related weighted average interest rates for each of the subsequent five years and for all years thereafter.

                December 31, 2001                   December 31, 2000
                -----------------                   -----------------
                Scheduled                           Scheduled
                Principal                           Principal
                 Payments    Rate                    Payments    Rate
                ---------    ----                   ---------    ----
  2002             $  4.3    7.02%       2001          $  2.9    6.74%
  2003                *                  2002             4.7    6.86
  2004                *                  2003             *
  2005               10.1    9.07        2004            14.2    8.38
  2006               18.7    6.73        2005             9.7    9.16
  Thereafter        126.8    7.17        Thereafter     127.2    7.17
                   ------                              ------

  Total            $161.6    7.23%                     $159.8    7.38%
                   ======                              ======

  Fair Value       $156.5                              $152.9
                   ======                              ======

  (*) Less than $2 million.

      At December 31, 2001 and 2000, respectively, AFC and its subsidiaries had $337 million and $239 million in variable-rate debt maturing primarily in 2002 and 2004. The weighted average interest rate on AFC's variable-rate debt was 2.67% at

December 31, 2001 compared to 7.10% at December 31, 2000.  There were
$143 million and $218 million of subsidiary trust preferred securities outstanding at December 31, 2001 and 2000, none of which is scheduled for maturity or mandatory redemption during the next five years; the weighted average interest rate on these securities was 9.07% at December 31, 2001 and 8.44% at December 31, 2000.

RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 2001

GENERAL Operating earnings before income taxes were $70 million in 2001, $120 million in 2000 and $310 million in 1999.

      Otherwise significantly improved pretax operating results for 2001 include a $100 million third quarter charge to increase asbestos and environmental insurance reserves and losses of $25 million resulting from the World Trade Center ("WTC") terrorist attack. Results for 2000 include a charge of $35 million for reserve strengthening in the California workers' compensation business, special litigation charges of $41 million and $23 million in income from the sale of certain lease rights.

      Excluding these unusual items, pretax operating results for 2001 were 13% higher than 2000 as a $64 million improvement in underwriting results was partially offset by the effect of $15 million in charges to increase environmental reserves related to certain former operations in 2001 and realized gains of $31 million in 2000 on the sale of subsidiaries and other investments.

      Pretax operating earnings for 2000 were 61% lower than those of 1999 due primarily to a decline in property and casualty underwriting results (including the charge for reserve strengthening in the California workers' compensation business), special litigation charges and lower realized gains, partially offset by income from the lease rights sale. Results for 1999 include a fourth quarter charge of $10 million for estimated expenses related to realignment within the operating units of the life, health and annuity business.

PROPERTY AND CASUALTY INSURANCE - UNDERWRITING AFC's property and casualty operations consist of two major business groups: Specialty and Personal.

      The Specialty group includes a highly diversified group of business lines. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, fidelity and surety bonds, collateral protection, and umbrella and excess coverages.

      The Personal group sells nonstandard and preferred/standard private passenger auto insurance and, to a lesser extent, homeowners' insurance. Nonstandard automobile insurance covers risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria.

      To understand the overall profitability of particular lines, the timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long-tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

      Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

      For certain lines of business and products where the credibility of the range of loss projections is less certain (primarily the various specialty businesses listed above), management believes that it is prudent and appropriate to use conservative assumptions until such time as the data, experience and projections have more credibility, as evidenced by data volume, consistency and maturity of the data. While this practice mitigates the risk of adverse development on this business, it does not eliminate it.

      While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.

      Since mid-2000, AFC has been actively realigning its mix of business and resetting its rate structure with a goal of achieving underwriting profits, even if it entails sacrificing volume. Management expects the improvement experienced in the latter part of 2001 to continue in 2002.

      Underwriting results of AFC's insurance operations outperformed the industry average for the sixteenth consecutive year (excluding special A&E charges of $100 million in 2001 and $214 million in 1998). AFC's insurance operations have been able to exceed the industry's results by focusing on growth opportunities in the more profitable areas of the specialty and nonstandard auto businesses.


      Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                              2001      2000       1999
                                              ----      ----       ----
 Net Written Premiums (GAAP)
 --------------------------
 Specialty                                  $1,542    $1,324     $1,111
 Personal                                    1,040     1,311      1,154
 Other Lines                                  -            3         (2)
                                            ------    ------     ------
                                            $2,582    $2,638     $2,263
                                            ======    ======     ======
 Combined Ratios (GAAP)
 ----------------------
 Specialty                                   101.7%    107.9%     102.7%
 Personal                                    107.9     108.6      100.7
 Aggregate (including A&E and other lines)   108.8%    108.0%     102.0%

      SPECIAL A&E CHARGE Estimating ultimate liability for asbestos claims presents unique and difficult challenges to the insurance industry due to, among other things, inconsistent court decisions, an increase in bankruptcy filings as a result of asbestos-related liabilities, novel theories of coverage, and judicial interpretations that often expand theories of recovery and broaden the scope of coverage. The casualty insurance industry is engaged in extensive litigation over these coverage and liability issues as the volume and severity of claims against asbestos defendants continue to increase.

      During the third quarter of 2001, AFC recorded an A&E charge of $100 million after experiencing an increase in the number and severity of asbestos claims and observing the developments of adverse trends in the property and casualty insurance industry concerning asbestos losses. This charge, accompanied by a transfer of $36 million from excess reserves for other environmental claims, resulted in an increase of $136 million in asbestos reserves.

      While management believes that the reserves, as strengthened, are a reasonable estimate of ultimate liability for A&E claims, actual results may vary materially from the amounts currently recorded due to outstanding issues and uncertainties such as whether coverage exists, whether claims are to be allocated among triggered policies and implicated years, whether claimants who exhibit no signs of illness will be successful in pursuing their claims, predicting the number of future claims, and the impact of recent bankruptcy filings.

      Further, certain policyholders assert that each bodily injury claim should be treated as a separate occurrence under the policy, and that their claims are not subject to aggregate limits on coverage because either their policies did not contain aggregate limits with respect to products liability coverage or, faced with exhaustion of products coverage limits, their asbestos claims fall within non-products liability coverage which is not subject to any aggregate limit. These claims are now being contested in insurance coverage litigation in various jurisdictions. In rejecting the claims that are the basis of this litigation, AFC believes its coverage defenses are substantial and intends to continue to vigorously defend its position. Nonetheless, the outcome of this litigation is uncertain and such claims may have a material adverse effect upon AFC's future results of operations and financial condition. For a discussion of asbestos and environmental litigation, see Legal Proceedings in AFC's 2001 Form 10-K.

      SPECIALTY The Specialty group's increase in net written premiums in 2001 reflects the impact of rate increases implemented in 2000 and 2001 and the realization of growth opportunities in certain commercial markets, partially offset by the decision to discontinue certain lines of business that were not achieving adequate returns. Specialty rate increases averaged over 20% in 2001 and are expected to be at least 15% in 2002. The improvement in the combined ratio compared to 2000 reflects the impact of rate increases and unusually strong results in several businesses. Excluding the effect of the attack on the World Trade Center, the Specialty group reported an underwriting profit with a combined ratio of 99.9% for 2001.

      The Specialty group's increase in net written premiums in 2000 reflects the effect of (i) the January 2000 termination of reinsurance agreements relating to the California workers' compensation business which were in effect throughout 1999, (ii) rate increases in certain casualty markets (particularly California workers' compensation) and (iii) the realization of growth opportunities in certain commercial markets. Excluding the impact of the terminated reinsurance agreements, net written premiums were up approximately 14% for 2000. In response to continued losses in the California workers' compensation business, rate increases implemented for this business averaged 25% in 2000. Rate increases implemented in the other specialty operations averaged 12% in 2000.

      Due primarily to adverse development in prior year losses, AFC recorded a $35 million pretax charge in the third quarter of 2000 to strengthen loss reserves in its California workers' compensation business. The combined ratio for 2000 reflects this reserve strengthening (a combined ratio effect of 2.9 points) and the effect of a highly competitive pricing environment on policies written during 1999.

      PERSONAL The Personal group's decline in net written premiums in 2001 reflects a reinsurance agreement, effective April 1, 2001, under which AFC cedes 90% of the automobile physical damage business written by certain of its insurance subsidiaries. This agreement is enabling AFC to reallocate some of its capital to the more profitable specialty operations. Excluding the effect of this agreement, the Personal group's net written premiums declined about 4% in 2001 as lower business volume was partially offset by the impact of significant rate increases in 2000 and 2001. The group implemented rate increases of about 14% in 2001 and expects to implement rate increases of at least 7% in 2002. As a result of rate increases in 2001 and 2000, the combined ratio improved to 107.9% for 2001.

      The Personal group's increase in net written premiums for 2000 reflects firming market prices in the nonstandard auto market and expanded writings in certain private passenger automobile markets. These items were partially offset by the expected decline in volume caused by rate increases implemented throughout 2000. The combined ratio for 2000 increased due to (i) increased auto claim frequency and severity (particularly in medical and health related costs),
(ii) the impact of a very competitive pricing environment on policies written during 1999 and early 2000 and (iii) increased underwriting expenses associated with the direct and Internet marketing initiatives. In an effort to alleviate increasing losses, AFC implemented rate increases averaging approximately 13% in 2000.

LIFE, ACCIDENT AND HEALTH PREMIUMS and Benefits Life, accident and health premiums and benefits increased in 2001 and 2000 due primarily to the acquisition of a block of supplemental health insurance business in November 2000 and the October 1999 acquisition of United Teacher Associates.

INVESTMENT INCOME Changes in investment income reflect fluctuations in market rates and changes in average invested assets. Investment income increased in 2001 due primarily to higher average investment in fixed maturity securities, partially offset by lower average interest rates on those investments.

GAIN ON SALE OF OTHER INVESTMENTS In September 2000, GAFRI realized a $27.2 million pretax gain on the sale of its minority ownership in a company engaged in the production of ethanol. GAFRI's investment was repurchased by the ethanol company which, following the purchase, became wholly-owned by AFC's Chairman.

GAINS (LOSSES) ON SECURITIES Realized gains (losses) on sales of securities include provisions for other than temporary impairment of securities still held of $125.5 million in 2001, $27.5 million in 2000 and $13 million in 1999. The provision for 2001 includes $8 million for the writedown of AFC's investment in Chiquita from $1.00 per share to $.67 per share.

       Realized gains (losses) on securities includes gains of $5.2 million in 2001 and $1.5 million in the fourth quarter of 2000 to adjust the carrying value of AFC's investment in warrants to market value under SFAS No. 133.

GAINS ON SALES OF SUBSIDIARIES In 2001, AFC recognized a $7.1 million pretax gain on the sale of a small insurance subsidiary. In connection with the sale of the Japanese division in 2001, AFC recognized a $6.9 million pretax loss and deferred a gain of approximately $21 million on ceded insurance which is being recognized over the estimated settlement period (weighted average of 4 years) of the ceded claims.

       In 2000, AFC recognized (i) a $25 million pretax gain representing an earn-out related to the 1998 sale of its Commercial lines division, (ii) a $10.3 million pretax loss on the sale of Stonewall Insurance Company and (iii) a $10.7 million estimated pretax loss related to the agreement to sell its Japanese division (completed in 2001).

REAL ESTATE OPERATIONS AFC's subsidiaries are engaged in a variety of real estate operations including hotels, apartments, office buildings and recreational facilities; they also own several parcels of land. Revenues and expenses of these operations, including gains and losses on disposal, are included in AFC's statement of operations as shown below (in millions).

                                            2001      2000      1999
                                            ----      ----      ----
   Other income                           $102.6     $95.9     $87.4
   Other operating and general expenses     64.9      65.6      62.5
   Interest charges on borrowed money        2.3       2.6       2.8
   Minority interest expense, net            3.9       1.9       2.1

      Other income includes net pretax gains on the sale of real estate assets of $27.2 million in 2001, $12.4 million in 2000 and $15.2 million in 1999.

OTHER INCOME

      2001 COMPARED TO 2000 Other income returned to more normal levels in 2001 due primarily to the absence of income from the sale of lease rights, lease residuals and other operating assets.

      2000 COMPARED TO 1999 Other income increased $78.5 million (45%) in 2000 due primarily to increased fee income generated by certain insurance operations, income from the sale of lease rights and lease residuals and increased revenues from real estate operations.

ANNUITY BENEFITS For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits ("annuity benefits accumulated") rather than as revenues. Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits reflect amounts accrued on annuity policyholders' funds accumulated. The rate at which GAFRI credits interest on most of its annuity policyholders' funds is subject to change based on management's judgment of market conditions. As a result, management has been able to react to changes in market interest rates and maintain a desired interest rate spread. While GAFRI believes the interest rate and stock market environment over the last several years has contributed to an increase in annuitizations and surrenders, the company's persistency rate remains approximately 90%. In 2000, annuity benefits also includes a second quarter charge of $14.2 million related to the settlement of a policyholder class action lawsuit.

INTEREST ON BORROWED MONEY Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs. Interest expense decreased in 2001 as lower average interest rates on AFC's variable rate debt and lower average subsidiary indebtedness more than offset higher average borrowings under the AFC bank line. Interest expense increased in 2000 due to higher average indebtedness.

OTHER OPERATING AND GENERAL EXPENSES

      2001 COMPARED TO 2000 Excluding the 2000 litigation charges discussed below, other operating and general expenses increased $29 million (7%)due primarily to a $14.8 million increase in environmental reserves related to former operations and increased amortization of annuity and life deferred acquisition costs resulting from increased sales of traditional life insurance and changes in actuarial assumptions related to variable annuities.

      2000 COMPARED TO 1999 Other operating and general expenses for 2000 include second quarter charges of $18.3 million related to an agreement to settle a lawsuit against a GAFRI subsidiary and $8.8 million for an adverse California Supreme Court ruling against an AFC property and casualty subsidiary. Excluding these litigation charges, other operating and general expenses increased $58.6 million (15%) due primarily to the inclusion of the operations of UTA following its acquisition in October 1999 and increased expenses from certain start-up operations.

      During 1999, AFC expensed approximately $23 million to successfully ensure that its systems would function properly in the year 2000 and beyond. Because a significant portion of the Year 2000 Project was completed using internal staff, these costs do not represent solely incremental costs.

INCOME TAXES See Note K to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

INVESTEE CORPORATIONS

      CHIQUITA Equity in net losses of investee corporations for 2000 and 1999 includes AFC's proportionate share of the results of Chiquita Brands International. Chiquita reported net losses attributable to common shareholders of $112 million in 2000 and $75.5 million in 1999. In 2001, AFC suspended accounting for Chiquita under the equity method due to Chiquita's pending restructuring.

      Equity in net losses of investees for 2000 includes a $95.7 million pretax charge to writedown AFC's investment in Chiquita to a market value of approximately $1 per share. Chiquita's results for 2000 include $20 million in charges and writedowns of production and sourcing assets in its Fresh Produce operations.

      In late 1999, Chiquita underwent a workforce reduction program that streamlined certain corporate and staff functions in the U.S., Central America and Europe. Operating income for 1999 includes a $9 million charge for severance and other costs associated with the program.

      START-UP MANUFACTURING BUSINESSES AFC's pretax operating earnings for 2000 include losses of $6.7 million from two start-up manufacturing businesses acquired in 2000 from their former owners. AFC sold the equity interests in these businesses in the fourth quarter of 2000 for a nominal cash consideration plus warrants to repurchase a significant ownership interest. Beginning in the fourth quarter of 2000, AFC's equity in the results of operations of these businesses is included in investee earnings. Loans outstanding to these businesses totaled $86.1 million at December 31, 2001 and $61.5 million at December 31, 2000. Because AFC retains the financial risk in these businesses, it continues accounting for their operations under the equity method as investees. Accordingly, AFC's carrying value of these businesses was approximately $45 million at December 31, 2001 and 2000.

      In 2001 and 2000, equity in net losses of investee corporations includes $16.6 million and $4.1 million, respectively, in losses of these businesses. Investee losses in 2001 include litigation judgments of $4.7 million against one of the companies relating to the alleged misappropriation of a trade secret and infringement of a patent. In November 2001, an injunction was issued which would prohibit the company from using the equipment which was the subject of the trade secret claim and effectively close the plant. The injunction was subsequently modified, pending appeal, to permit operations to continue and require certain escrow payments. If the investee is unsuccessful in its attempt to have the injunction lifted or further modified, or if operating results fail to improve, a substantial portion of AFC's investment ($31.8 million as of December 31, 2001), may be written off.

CUMULATIVE EFFECT OF ACCOUNTING CHANGES In 2001, the cumulative effect of accounting change represents the implementation of a new accounting standard (EITF 99-20) which resulted in a writedown of $16.9 million ($10.0 million or $.15 per share after tax and minority interest) of the carrying value of certain collateralized debt obligations as of April 1, 2001.

       In October 2000, AFC implemented Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires all derivatives to be recognized in the balance sheet at fair value and that the initial effect of recognizing derivatives at fair value be reported as a cumulative effect of a change in accounting principle. Accordingly, AFC recorded a charge of $9.1 million (net of minority interest and taxes) to record its derivatives at fair value at the beginning of the fourth quarter of 2000.

       In 1999, GAFRI implemented Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". The SOP requires that costs of start-up activities be expensed as incurred and that unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) in the first quarter of 1999.

RECENT ACCOUNTING STANDARDS The following accounting standards have been or will be implemented by AFC. The implementation of these standards is discussed under various subheadings of Note A to the Financial Statements; effects of each are shown in the relevant Notes.

  Accounting
  Standard     Subject of Standard (Year Implemented)   Reference
  ----------   --------------------------------------   ---------
  SOP 98-5     Start-up Costs (1999)                    "Start-up Costs"
  SFAS #133    Derivatives (2000)                       "Derivatives"
  EITF 99-20   Asset-backed Securities (2001)           "Investments"
  SFAS #141    Business Combinations (2001)             "Business Combinations"
  SFAS #142    Goodwill and Other Intangibles (2002)    "Goodwill"

       Other standards issued in recent years did not apply to AFC or had only negligible effects on AFC.

       In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 141, business combinations initiated after June 30, 2001 are required to be accounted for using the purchase method of accounting. Under SFAS No. 142, goodwill will no longer be required to be amortized beginning January 1, 2002, but will be subject to an impairment test at least annually. A transitional test for impairment is required to be completed in 2002 with any resulting writedown reported during the first quarter as a cumulative effect of a change in accounting principle. Other operating and general expenses include goodwill amortization of $14.5 million in 2001, $17.3 million in 2000 and $14.4 million in 1999. The carrying value of AFC's goodwill at December 31, 2001, was $316.2 million. AFC has not yet determined what effect, if any, the transitional test for impairment will have on its earnings or financial position.

                              FINANCIAL STATEMENTS
                              --------------------
                                                                 Page
                                                                 ----
Report of Independent Auditors                                   F-15

Consolidated Balance Sheet:
      December 31, 2001 and 2000                                 F-16

Consolidated Statement of Operations:
      Years ended December 31, 2001, 2000 and 1999               F-17

Consolidated Statement of Changes in Shareholders' Equity
      Years ended December 31, 2001, 2000 and 1999               F-18

Consolidated Statement of Cash Flows:
      Years ended December 31, 2001, 2000 and 1999               F-19

Notes to Consolidated Financial Statements                       F-20

"Selected Quarterly Financial Data" has been included in Note N to the Consolidated Financial Statements.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
American Financial Corporation

We have audited the accompanying consolidated balance sheet of American Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.



                                             ERNST & YOUNG LLP


Cincinnati, Ohio
March 8, 2002

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars In Thousands)

                                                                           December 31,
                                                                 -----------------------------
                                                                        2001              2000
                                                                        ----              ----
Assets:
 Cash and short-term investments                                 $   543,644       $   437,263
 Investments:
  Fixed maturities - at market
   (amortized cost - $10,593,205 and $10,148,248)                 10,748,605        10,164,648
  Other stocks - at market
   (cost - $187,810 and $174,959)                                    313,710           385,359
  Investment in investee corporations                                   -               23,996
  Policy loans                                                       211,288           213,469
  Real estate and other investments                                  262,801           270,250
                                                                 -----------       -----------

      Total investments                                           11,536,404        11,057,722

 Recoverables from reinsurers and prepaid
  reinsurance premiums                                             2,286,509         1,845,171
 Agents' balances and premiums receivable                            666,171           700,215
 Deferred acquisition costs                                          818,323           763,097
 Other receivables                                                   254,137           239,806
 Variable annuity assets (separate accounts)                         529,590           533,655
 Prepaid expenses, deferred charges and other assets                 447,337           508,163
 Cost in excess of net assets acquired                               316,159           322,380
                                                                 -----------       -----------

                                                                 $17,398,274       $16,407,472
                                                                 ===========       ===========

Liabilities and Capital:
 Unpaid losses and loss adjustment expenses                      $ 4,777,580       $ 4,515,561
 Unearned premiums                                                 1,640,955         1,414,492
 Annuity benefits accumulated                                      5,832,120         5,543,683
 Life, accident and health reserves                                  638,522           599,360
 Payable to American Financial Group, Inc.                           356,689           439,371
 Long-term debt:
  Holding companies                                                  228,252           204,338
  Subsidiaries                                                       270,752           195,087
 Variable annuity liabilities (separate accounts)                    529,590           533,655
 Accounts payable, accrued expenses and other
   liabilities                                                     1,185,146           998,104
                                                                 -----------       -----------
      Total liabilities                                           15,459,606        14,443,651

 Minority interest                                                   460,737           509,705

 Shareholders' Equity:
  Preferred Stock - at liquidation value                              72,154            72,154
  Common Stock, no par value
    - 20,000,000 shares authorized
    - 10,593,000 shares outstanding                                    9,625             9,625
  Capital surplus                                                    984,125           974,788
  Retained earnings                                                  255,127           258,349
  Unrealized gain on marketable securities, net                      156,900           139,200
                                                                 -----------        ----------
      Total shareholders' equity                                   1,477,931         1,454,116
                                                                 -----------       -----------

                                                                 $17,398,274       $16,407,472
                                                                 ===========       ===========

See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                                   Year ended December 31,
                                                         --------------------------------------------
                                                                2001             2000            1999
                                                                ----             ----            ----
Income:
  Property and casualty insurance premiums                $2,593,938       $2,494,892      $2,210,819
  Life, accident and health premiums                         280,122          230,441         119,160
  Investment income                                          859,484          837,361         834,889
  Realized gains (losses) on:
    Securities                                               (24,140)         (26,581)         20,053
    Subsidiaries                                                 170            4,032            -
    Other investments                                           -              27,230            -
  Other income                                               219,891          252,735         174,283
                                                          ----------       ----------      ----------
                                                           3,929,465        3,820,110       3,359,204

Costs and Expenses:
  Property and casualty insurance:
    Losses and loss adjustment expenses                    2,080,057        1,961,538       1,588,651
    Commissions and other underwriting expenses              741,396          735,241         665,109
  Annuity benefits                                           294,654          293,171         262,632
  Life, accident and health benefits                         213,022          175,174          86,439
  Interest charges on borrowed money                          60,556           67,310          64,888
  Other operating and general expenses                       469,399          467,417         381,743
                                                          ----------       ----------      ----------
                                                           3,859,084        3,699,851       3,049,462
                                                          ----------       ----------      ----------
Operating earnings before income taxes                        70,381          120,259         309,742
Provision for income taxes                                    15,287           32,812         101,020
                                                          ----------       ----------      ----------
Net operating earnings                                        55,094           87,447         208,722

Minority interest expense, net of tax                        (25,954)         (18,051)        (38,436)
Equity in net losses of investees, net of tax                (16,550)         (92,449)        (17,783)
                                                          ----------       ----------      ----------
Earnings (loss) before extraordinary items
  and accounting changes                                      12,590          (23,053)        152,503
Extraordinary items - loss on prepayment of debt                -                -             (3,849)
Cumulative effect of accounting changes                      (10,040)          (9,072)         (3,854)
                                                          ----------       ----------      ----------
Net Earnings (Loss)                                       $    2,550      ($   32,125)     $  144,800
                                                          ==========       ==========      ==========





See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Dollars In Thousands)


                                                   Common Stock                    Unrealized
                                     Preferred      and Capital     Retained      Gain (Loss)
                                         Stock          Surplus     Earnings    on Securities          Total
                                    ----------     ------------     --------    -------------     ----------
Balance at December 31, 1998           $72,154         $952,984     $157,218      $348,300        $1,530,656

Net earnings                              -                -         144,800          -              144,800
Change in unrealized                      -                -            -         (363,000)         (363,000)
                                                                                                  ----------
  Comprehensive income (loss)                                                                       (218,200)

Dividends on Preferred Stock              -                -          (5,772)         -               (5,772)
Capital Contribution from parent          -              12,267         -             -               12,267
Other                                     -               5,156         -             -                5,156
                                       -------         --------     --------      --------        ----------

Balance at December 31, 1999           $72,154         $970,407     $296,246     ($ 14,700)       $1,324,107
                                       =======         ========     ========      ========        ==========


Net earnings (loss)                    $  -            $   -       ($ 32,125)     $   -          ($   32,125)
Change in unrealized                      -                -            -          153,900           153,900
                                                                                                  ----------
  Comprehensive income                                                                               121,775

Dividends on Preferred Stock              -                -          (5,772)         -               (5,772)
Capital Contribution from parent          -              12,267         -             -               12,267
Other                                     -               1,739         -             -                1,739
                                       -------         --------     --------      --------        ----------

Balance at December 31, 2000           $72,154         $984,413     $258,349      $139,200        $1,454,116
                                       =======         ========     ========      ========        ==========


Net earnings                           $  -            $   -        $  2,550      $   -           $    2,550
Change in unrealized                      -                -            -           17,700            17,700
                                                                                                  ----------
  Comprehensive income                                                                                20,250

Dividends on Preferred Stock              -                -          (5,772)         -               (5,772)
Capital Contributions from parent         -              12,267         -             -               12,267
Other                                     -              (2,930)        -             -               (2,930)
                                       -------         --------     --------      --------        ----------

Balance at December 31, 2001           $72,154         $993,750     $255,127      $156,900        $1,477,931
                                       =======         ========     ========      ========        ==========


See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In Thousands)

                                                                       Year ended December 31,
                                                        --------------------------------------------------
                                                                  2001               2000             1999
                                                                  ----               ----             ----
Operating Activities:
  Net earnings (loss)                                       $    2,550        ($   32,125)      $  144,800
  Adjustments:
    Extraordinary items                                           -                  -               3,849
    Cumulative effect of accounting changes                     10,040              9,072            3,854
    Equity in net losses of investees                           16,550             92,449           17,783
    Depreciation and amortization                              147,235            117,063           94,829
    Annuity benefits                                           294,654            293,171          262,632
    Changes in reserves on assets                               10,505              3,795           (8,285)
    Realized gains on investing activities                      (2,604)           (25,173)         (37,889)
    Deferred annuity and life policy acquisition costs        (137,724)          (146,686)        (119,382)
    Decrease (increase) in reinsurance and
      other receivables                                       (310,307)            71,090         (100,824)
    Decrease (increase) in other assets                        (41,557)           (87,387)          66,302
    Increase in insurance claims and reserves                  546,522            189,587          112,721
    Increase (decrease) in other liabilities                   162,577            (20,293)         (51,773)
    Increase (decrease) in minority interest                    18,491               (445)          22,224
    Dividends from investees                                      -                  -               4,799
    Other, net                                                  12,904              1,927            4,643
                                                            ----------         ----------       ----------
                                                               729,836            466,045          420,283
                                                            ----------         ----------       ----------
Investing Activities:
  Purchases of and additional investments in:
    Fixed maturity investments                              (3,827,768)        (1,635,578)      (2,034,642)
    Equity securities                                           (9,071)           (45,800)         (80,624)
    Subsidiaries                                                  -                  -            (285,971)
    Real estate, property and equipment                        (90,111)           (88,371)         (74,063)
  Maturities and redemptions of fixed maturity
    investments                                                902,820            689,691        1,047,169
  Sales of:
    Fixed maturity investments                               2,468,492            810,942        1,212,208
    Equity securities                                           15,814             84,147          100,076
    Investees and subsidiaries                                  40,395             30,694             -
    Real estate, property and equipment                         71,002             30,150           31,354
  Cash and short-term investments of acquired
    (former) subsidiaries, net                                (134,237)          (132,163)          54,331
  Decrease (increase) in other investments                      (7,827)             5,637           21,439
                                                            ----------         ----------       ----------
                                                              (570,491)          (250,651)          (8,723)
                                                            ----------         ----------       ----------

Financing Activities:
  Fixed annuity receipts                                       616,628            496,742          446,430
  Annuity surrenders, benefits and withdrawals                (622,474)          (731,856)        (698,281)
  Net transfers from fixed to variable annuities                  (363)           (50,475)         (19,543)
  Additional long-term borrowings                              242,613            182,462          269,700
  Reductions of long-term debt                                (143,840)          (141,577)        (415,478)
  Borrowings from AFG                                           17,077            174,500          266,100
  Payments to AFG                                             (100,500)          (108,413)        (168,800)
  Repurchases of trust preferred securities                    (75,000)            (1,427)          (5,509)
  Capital contribution                                          18,667             18,667           18,667
  Cash dividends paid                                           (5,772)            (5,772)          (5,772)
                                                            ----------         ----------       ----------
                                                               (52,964)          (167,149)        (312,486)
                                                            ----------         ----------       ----------

Net Increase in Cash and Short-term Investments                106,381             48,245           99,074

Cash and short-term investments at beginning of
  period                                                       437,263            389,018          289,944
                                                            ----------         ----------       ----------

Cash and short-term investments at end of period            $  543,644         $  437,263       $  389,018
                                                            ==========         ==========       ==========

See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                 INDEX TO NOTES
                                 --------------

  A. Accounting Policies                       I.  Minority Interest
  B. Acquisitions and Sales of Subsidiaries    J.  Shareholders' Equity
     and Investees                             K.  Income Taxes
  C. Segments of Operations                    L.  Extraordinary Items
  D. Investments                               M.  Commitments and Contingencies
  E. Investment in Investee Corporations       N.  Quarterly Operating Results
  F. Cost in Excess of Net Assets Acquired     O.  Insurance
  G. Payable to American Financial Group       P.  Additional Information
  H. Long-Term Debt                            Q.  Subsequent Event


A.    ACCOUNTING POLICIES

      BASIS OF PRESENTATION The consolidated financial statements include the accounts of American Financial Corporation ("AFC") and its subsidiaries. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. All acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

      INVESTMENTS All fixed maturity securities are considered "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. Short-term investments are carried at cost; loans receivable are carried primarily at the aggregate unpaid balance. Premiums and discounts on mortgage-backed securities are amortized over a period based on estimated future principal prepayments and adjusted to reflect actual prepayments.

      Gains or losses on securities are determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the cost basis of that investment is reduced.

      Emerging Issues Task Force Issue No. 99-20 established a new standard for recognition of impairment on certain asset-backed investments. Impairment losses on these investments must be recognized when (i) the fair value of the security is less than its cost basis and (ii) there has been an adverse change in the expected cash flows. The new standard became effective on April 1, 2001. Impairment losses at initial application of this rule were recognized as the cumulative effect of an accounting change. Subsequent impairments are recognized as a component of net realized gains and losses.

      INVESTMENT IN INVESTEE CORPORATIONS Investments in securities of 20%- to 50%-owned companies are generally carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses.

      Due to Chiquita's announced intention to pursue a plan to restructure its public debt, AFC wrote down its investment in Chiquita common stock to market value at December 31, 2000. In 2001, AFC suspended accounting for the investment under the equity method due to the expected restructuring, and reclassified the investment to "Other stocks."

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      COST IN EXCESS OF NET ASSETS ACQUIRED Through December 31, 2001, the excess of cost of subsidiaries over AFC's equity in the underlying net assets ("goodwill") was being amortized over periods of 20 to 40 years. Under Statement of Financial Accounting Standards ("SFAS") No. 142 (issued in July 2001), goodwill will no longer be amortized but will be subject to an impairment test at least annually. SFAS No. 142 is effective beginning January 1, 2002, with the initial effect of the standard reported as a first quarter 2002 cumulative effect of a change in accounting principle.

      INSURANCE As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable.

            REINSURANCE In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding companies.

            DEFERRED POLICY ACQUISITION COSTS ("DPAC") Policy acquisition costs (principally commissions, premium taxes and other marketing and underwriting expenses) related to the production of new business are deferred. For the property and casualty companies, DPAC is limited based upon recoverability without any consideration for anticipated investment income and is charged against income ratably over the terms of the related policies.

      DPAC related to annuities and universal life insurance products is amortized, with interest, in relation to the present value of expected gross profits on the policies. To the extent that realized gains and losses result in adjustments to the amortization of DPAC related to annuities, such adjustments are reflected as components of realized gains. DPAC related to annuities is also adjusted, net of tax, for the change in amortization that would have been recorded if the unrealized gains (losses) from securities had actually been realized. This adjustment is included in unrealized gains (losses) on marketable securities.

      DPAC related to traditional life and health insurance is amortized over the expected premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues.

            UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Operations in the period in which determined. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

            ANNUITY BENEFITS ACCUMULATED Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

            LIFE, ACCIDENT AND HEALTH RESERVES Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on anticipated investment yield, mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

            VARIABLE ANNUITY ASSETS AND LIABILITIES Separate accounts related to variable annuities represent deposits invested in underlying investment funds on which Great American Financial Resources, Inc. ("GAFRI"), an 83%-owned subsidiary, earns a fee. Investment funds are selected and may be changed only by the policyholder, who retains all investment risk. Accordingly, GAFRI's liability for these accounts equals the value of the account assets.

            PREMIUM RECOGNITION Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

            POLICYHOLDER DIVIDENDS Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. Estimates are accrued during the period in which premiums are earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

      MINORITY INTEREST For balance sheet purposes, minority interest represents
      (i) the interests of noncontrolling shareholders in AFC subsidiaries, including preferred securities issued by trust subsidiaries of GAFRI and
      (ii) American Financial Group, Inc.'s ("AFG") direct ownership interest in American Premier Underwriters, Inc. ("American Premier" or "APU") and American Financial Enterprises, Inc. For income statement purposes, minority interest expense represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the trust preferred securities.

      INCOME TAXES AFC files consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      BENEFIT PLANS AFC provides retirement benefits to qualified employees of participating companies through contributory and noncontributory defined contribution plans contained in AFG's Retirement and Savings Plan. Under the retirement portion of the plan, company contributions are invested primarily in securities of AFG and affiliates. Under the savings portion of the plan, AFC matches a specific portion of employee contributions. Contributions to benefit plans are charged against earnings in the year for which they are declared.

      AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

      DERIVATIVES Effective October 1, 2000, AFC implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments (including derivative instruments that are embedded in other contracts) and for hedging activities. Prior year financial statements were not restated. SFAS No. 133 generally requires that derivatives (both assets and liabilities) be recognized in the balance sheet at fair value with changes in fair value included in current earnings. The cumulative effect of implementing SFAS No. 133, which resulted from the initial recognition of AFC's derivatives at fair value, was a loss of $9.1 million (net of minority interest and taxes).

      Derivatives included in AFC's Balance Sheet consist primarily of investments in common stock warrants (included in other stocks), the equity-based component of certain annuity products (included in annuity benefits accumulated) and call options (included in other investments) used to mitigate the risk embedded in the equity-indexed annuity products.

      START-UP COSTS Prior to 1999, GAFRI deferred certain costs associated with introducing new products and distribution channels and amortized them on a straight-line basis over 5 years. In 1999, GAFRI implemented Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". The SOP requires that (i) costs of start-up activities be expensed as incurred and (ii) unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) effective January 1, 1999.

      STATEMENT OF CASH FLOWS For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

B.    ACQUISITIONS AND SALES OF SUBSIDIARIES AND INVESTEES

      SEVEN HILLS INSURANCE COMPANY In July 2001, AFC sold Seven Hills Insurance Company for $18.4 million, realizing a pretax gain of $7.1 million. AFC retained all liability for Seven Hills' business related to the period AFC owned the company.

      JAPANESE DIVISION In December 2000, AFC agreed to sell its Japanese property and casualty division to Mitsui Marine & Fire Insurance Company of America for $22 million in cash and recorded an estimated $10.7 million pretax loss. Upon completion of the sale in March 2001, AFC realized an additional pretax loss of $6.9 million (including post closing adjustments) and deferred a gain of approximately $21 million on ceded insurance; the deferred gain is being recognized over the estimated settlement period (weighted average of 4 years) of the ceded claims. At the same time, a reinsurance agreement under which Great American Insurance ceded a portion of its pool of insurance to Mitsui was terminated. The Japanese division generated net written premiums of approximately $60 million per year to Great American while Great American ceded approximately $45 million per year to Mitsui.

      STONEWALL INSURANCE COMPANY In September 2000, AFC sold Stonewall Insurance Company for $31.2 million (net of post closing adjustments), realizing a pretax loss of $10.3 million. Stonewall was a non-operating property and casualty subsidiary with approximately $320 million in assets, engaged primarily in the run-off of approximately $170 million in asbestos and environmental liabilities associated with policies written through 1991.

      COMMERCIAL LINES DIVISION In 1998, AFC sold its Commercial lines division to Ohio Casualty Corporation for $300 million cash plus warrants to purchase shares of Ohio Casualty common stock. AFC received an additional $25 million (included in gains on sales of subsidiaries) in August 2000 under a provision in the sale agreement related to the retention and growth of the insurance businesses sold.

      START-UP MANUFACTURING BUSINESSES Since 1998, AFC subsidiaries have made loans to two start-up manufacturing businesses which were previously owned by unrelated third-parties. During 2000, the former owners chose to forfeit their equity interests to AFC rather than invest additional capital. Total loans extended to these businesses prior to forfeiture amounted to $49.7 million and the accumulated losses of the two businesses were approximately $29.7 million.

      During the fourth quarter of 2000, AFC sold the equity interests to a group of employees for nominal cash consideration plus warrants to repurchase a significant ownership interest. Due to the absence of significant financial investment by the buyers relative to the amount of loans ($61.5 million at December 31, 2000) owed to AFC subsidiaries, the sale was not recognized as a divestiture for accounting purposes. Assets of the businesses ($57.1 million at December 31, 2001 and $55.3 million at December 31, 2000) are included in other assets; liabilities of the businesses ($11.8 million at December 31, 2001 and $7.5 million at December 31, 2000, after consolidation and elimination of loans from AFC subsidiaries) are included in other liabilities. AFC's equity in the losses of these two companies during 2001 and the fourth quarter of 2000 of $16.6 million and $4.1 million, respectively, is included in investee losses in the Statement of Operations.

      WORLDWIDE INSURANCE COMPANY In 1999, AFC acquired Worldwide Insurance Company for $157 million in cash. Worldwide is a provider of direct response private passenger automobile insurance.

      UNITED TEACHER ASSOCIATES In 1999, GAFRI acquired United Teacher Associates Insurance Company of Austin, Texas ("UTA") for $81 million in cash. UTA provides supplemental health products and retirement annuities, and purchases blocks of insurance policies from other insurers.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      GREAT AMERICAN LIFE INSURANCE COMPANY OF NEW YORK AND CONSOLIDATED FINANCIAL In 1999, GAFRI acquired Great American Life Insurance Company of New York, formerly Old Republic Life Insurance Company of New York, for $27 million and Consolidated Financial Corporation, an insurance agency, for $21 million.

C. SEGMENTS OF OPERATIONS AFC's property and casualty group is engaged primarily in specialty and private passenger automobile insurance businesses. The Specialty group includes a highly diversified group of specialty business units. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, fidelity and surety bonds, collateral protection, and umbrella and excess coverages. The Personal group writes nonstandard and preferred/standard private passenger auto and other personal insurance coverage. AFC's annuity and life business markets primarily retirement products as well as life and supplemental health insurance. AFC's businesses operate throughout the United States. In 2001, 2000, and 1999, AFC derived less than 2% of its revenues from the sale of life and supplemental health products in Puerto Rico and less than 1% of its revenues from the sale of property and casualty insurance in Mexico, Canada, Puerto Rico, Europe and Asia.
      The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment. Operating profit
      (loss) represents total revenues less operating expenses.

                                                      2001              2000               1999
                                                      ----              ----               ----
      ASSETS
      Property and casualty insurance (a)      $ 8,796,909       $ 8,200,683        $ 8,158,371
      Annuities and life                         8,370,904         7,934,851          7,523,570
      Other                                        230,461           247,942            181,884
                                               -----------       -----------        -----------
                                                17,398,274        16,383,476         15,863,825
      Investment in investees                         -               23,996            159,984
                                               -----------       -----------        -----------
                                               $17,398,274       $16,407,472        $16,023,809
                                               ===========       ===========        ===========
      REVENUES (b)
      Property and casualty insurance:
        Premiums earned:
          Specialty                            $ 1,409,497       $ 1,223,435        $ 1,047,858
          Personal                               1,182,651         1,270,328          1,163,223
          Other lines (c)                            1,790             1,129               (262)
                                               -----------       -----------        -----------
                                                 2,593,938         2,494,892          2,210,819
        Investment and other income                458,410           450,537            450,829
                                               -----------       -----------        -----------
                                                 3,052,348         2,945,429          2,661,648
      Annuities and life (d)                       855,733           823,586            665,661
      Other                                         21,384            51,095             31,895
                                               -----------       -----------        -----------
                                               $ 3,929,465       $ 3,820,110        $ 3,359,204
                                               ===========       ===========        ===========
      OPERATING PROFIT (LOSS)
      Property and casualty insurance:
        Underwriting:
          Specialty                           ($    23,274)     ($    94,857)      ($    28,015)
          Personal                                 (93,254)         (108,372)            (7,685)
          Other lines (c)(e)                      (110,987)            1,342             (7,241)
                                               -----------       -----------        -----------
                                                  (227,515)         (201,887)           (42,941)
        Investment and other income                296,725           289,549            282,440
                                               -----------       -----------        -----------
                                                    69,210            87,662            239,499
      Annuities and life                           100,864            96,211            110,750
      Other (f)                                    (99,693)          (63,614)           (40,507)
                                               -----------       -----------        -----------
                                               $    70,381       $   120,259        $   309,742
                                               ===========       ===========        ===========

      (a)  Not allocable to segments.
      (b) Revenues include sales of products and services as well as other income earned by the respective segments.
      (c) Represents lines in "run-off"; AFC has ceased underwriting new business in these operations.
      (d)  Represents primarily investment income.
      (e) Includes a charge of $100 million in 2001 related to asbestos and other environmental matters ("A&E").
      (f)  Includes holding company expenses.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

D. INVESTMENTS Fixed maturities and other stocks at December 31 consisted of the following (in millions):


                                                         2001                                        2000
                                      ---------------------------------------      ------------------------------------------
                                      Amortized    Market    Gross  Unrealized     Amortized    Market     Gross  Unrealized
                                                             -----------------                             ------------------
                                           Cost     Value     Gains     Losses          Cost     Value       Gains     Losses
                                      ---------    ------    ------     ------     ---------    ------     -------     ------
        Fixed maturities:
         United States Government
          and government agencies
          and authorities            $ 1,000.1  $ 1,017.8    $ 21.7   ($  4.0)    $   537.9  $   553.5     $ 16.9     ($  1.3)
         States, municipalities and
          political subdivisions         405.6      414.9      16.2      (6.9)        416.6      426.9       12.2        (1.9)
         Foreign government              105.5      108.8       3.5       (.2)         84.1       86.5        2.7         (.3)
         Public utilities                772.0      778.8      14.4      (7.6)        634.7      637.3       11.5        (8.9)
         Mortgage-backed securities    2,632.9    2,702.5      89.5     (19.9)      2,604.2    2,670.1       79.4       (13.5)
         All other corporate           5,616.6    5,673.5     160.2    (103.3)      5,809.3    5,734.6       87.7      (162.4)
         Redeemable preferred stocks      60.5       52.3        .8      (9.0)         61.4       55.7         .2        (5.9)
                                     ---------  ---------    ------    ------     ---------  ---------     ------      ------

                                     $10,593.2  $10,748.6    $306.3   ($150.9)    $10,148.2  $10,164.6     $210.6     ($194.2)
                                     =========  =========    ======    ======     =========  =========     ======      ======

       Other stocks                  $   187.8  $   313.7    $135.7   ($  9.8)    $   175.0  $   385.4     $224.6     ($ 14.2)
                                     =========  =========    ======    ======     =========  =========     ======      ======

      The table below sets forth the scheduled maturities of fixed maturities based on market value as of December 31, 2001. Data based on amortized cost is generally the same. Mortgage-backed securities had an average life of approximately five years at December 31, 2001.

                        Maturity
                      ------------------------------
                      One year or less                                 4%
                      After one year through five years               25
                      After five years through ten years              30
                      After ten years                                 16
                                                                     ---
                                                                      75
                      Mortgage-backed securities                      25
                                                                     ---
                                                                     100%
                                                                     ===
      Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

      The only investment which exceeds 10% of Shareholders' Equity is an equity investment in Provident Financial Group, Inc., having a market value of $191 million and $272 million at December 31, 2001 and 2000, respectively.

      Realized gains (losses) and changes in unrealized appreciation (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                                  Fixed        Equity        Tax
                             Maturities    Securities    Effects         Total
                             ----------    ----------    -------     ---------
        2001
        ----
        Realized              ($ 15,315)     ($ 8,825)  $  8,451     ($ 15,689)
        Change in Unrealized    139,000       (84,500)   (19,200)       35,300

        2000
        ----
        Realized                (24,186)       (2,395)     9,303       (17,278)
        Change in Unrealized    255,200        29,900    (98,200)      186,900

        1999
        ----
        Realized                (13,191)       33,244     (7,019)       13,034
        Change in Unrealized   (641,800)      (42,500)   237,500      (446,800)

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Gross gains and losses on fixed maturity investment transactions included in the Statement of Cash Flows consisted of the following (in millions):

                                 2001        2000         1999
                                 ----        ----         ----

          Gross Gains          $108.9       $15.9        $29.1
          Gross Losses        ($124.2)     ($40.1)      ($42.3)

E. INVESTMENT IN INVESTEE CORPORATIONS Investment in investee corporations at December 31, 2000, reflects AFC's ownership of 24 million shares (36%) of Chiquita common stock. The market value of this investment was $24 million at December 31, 2000. Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

      Summarized financial information for Chiquita at December 31, is shown below (in millions).
                                                      2000       1999
                                                      ----       ----

          Current Assets                            $  847
          Noncurrent Assets                          1,570
          Current Liabilities                          613
          Noncurrent Liabilities                     1,221
          Shareholders' Equity                         583

          Net Sales                                 $2,254     $2,556
          Operating Income                              27         42
          Net Loss                                     (95)       (58)
          Net Loss Attributable to Common Shares      (112)       (75)

      Chiquita's results for 2000 include $20 million in charges and writedowns of production and sourcing assets; 1999 results include a $9 million charge resulting from a workforce reduction program.

      In January 2001, Chiquita announced a restructuring initiative that included discontinuing all interest and principal payments on its public debt. Due to the expected restructuring, AFC recorded a fourth quarter 2000 pretax charge of $95.7 million to write down its investment in Chiquita to quoted market value at December 31, 2000. In 2001, AFC suspended accounting for the investment under the equity method and reclassified the investment to "Other stocks". In the third quarter of 2001, AFC wrote down its investment in Chiquita by an additional $8 million (to $.67 per share). On March 8, 2002, the court approved Chiquita's plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. The plan calls for the conversion of over $700 million in principal and accrued interest related to Chiquita's public debt into common equity. As a result, AFC will receive approximately 171,000 "new" shares (less than one-half of 1%) in the reorganized company plus warrants expiring in 2009 to purchase an additional 2.9 million shares at $19.23 per share.

F. COST IN EXCESS OF NET ASSETS ACQUIRED Amortization expense for the excess of cost over net assets of purchased subsidiaries was $14.5 million in 2001, $17.3 million in 2000 and $14.4 million in 1999. At December 31, 2001 and 2000, accumulated amortization amounted to approximately $182 million and $168 million, respectively.

G. PAYABLE TO AMERICAN FINANCIAL GROUP AFC has a reciprocal Master Credit Agreement with various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

H. LONG-TERM DEBT Long-term debt consisted of the following at December 31, (in thousands):

                                                          2001         2000
                                                          ----         ----
      Holding Companies:
         AFC notes payable under bank line            $203,000     $178,000
         American Premier Underwriters, Inc. ("APU")
           10-7/8% Subordinated Notes due May 2011,
          including premium of $836 and $890
          (imputed rate - 9.6%)                         11,557       11,611
        Other                                           13,695       14,727
                                                      --------     --------
                                                      $228,252     $204,338
                                                      ========     ========
      Subsidiaries:
         GAFRI 6-7/8% Senior Notes due June 2008      $100,000     $100,000
         GAFRI notes payable under bank line           121,100       48,500
         Notes payable secured by real estate           36,253       31,201
         Other                                          13,399       15,386
                                                      --------     --------
                                                      $270,752     $195,087
                                                      ========     ========

      At December 31, 2001, sinking fund and other scheduled principal payments on debt for the subsequent five years were as follows (in millions):

                          Holding
                        Companies       Subsidiaries      Total
                        ---------       ------------     ------
             2002          $213.7               $1.2     $214.9
             2003            -                   1.2        1.2
             2004            -                 122.4      122.4
             2005            -                  10.4       10.4
             2006            -                  19.1       19.1

      Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures previously purchased are applied to the earliest scheduled retirements.

      AFC and GAFRI each have an unsecured credit agreement with a group of banks under which they can borrow up to $300 million and $155 million, respectively. Borrowings bear interest at floating rates based on prime or Eurodollar rates. Loans mature in December 2002 under the AFC credit agreement and in December 2004 under the GAFRI credit agreement. At December 31, 2001, the weighted average interest rates on amounts borrowed under the AFC and GAFRI bank credit lines were 2.38% and 2.88%, respectively.

      Cash interest payments of $50 million, $58 million and $59 million were made on long-term debt in 2001, 2000 and 1999, respectively.

I. MINORITY INTEREST Minority interest in AFC's balance sheet is comprised of the following (in thousands):


                                                   2001          2000
                                                   ----          ----
            Interest of AFG (parent) and
              noncontrolling shareholders
              in subsidiaries' common stock    $317,824      $291,792
            Preferred securities issued by
              subsidiary trusts                 142,913       217,913
                                               --------      --------

                                               $460,737      $509,705
                                               ========      ========

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      TRUST ISSUED PREFERRED SECURITIES Wholly-owned subsidiary trusts of GAFRI have issued preferred securities and, in turn, purchased a like amount of subordinated debt which provides interest and principal payments to fund the respective trusts' obligations. The preferred securities must be redeemed upon maturity or redemption of the subordinated debt. GAFRI effectively provides unconditional guarantees of its trusts' obligations.

      The preferred securities consisted of the following (in thousands):

      Date of                                                          Optional
      Issuance         Issue (Maturity Date)          2001     2000    Redemption Dates
      -------------    ------------------------       ----     ----    -------------------------
      November 1996    GAFRI 9-1/4% TOPrS (2026)   $72,913  $72,913    Currently redeemable
      March 1997       GAFRI 8-7/8% Pfd   (2027)    70,000   70,000    On or after 3/1/2007
      May 1997         GAFRI 7-1/4% ROPES (2041)      -      75,000

      In September 2001, GAFRI redeemed its ROPES for $75 million in cash. In 2000, GAFRI repurchased $1.7 million of its preferred securities for $1.4 million in cash.

      MINORITY INTEREST EXPENSE Minority interest expense is comprised of (in thousands):

                                                   2001       2000       1999
                                                   ----       ----       ----
      Interest of AFG (parent) and
        noncontrolling shareholders
        in earnings of subsidiaries             $14,879    $ 6,092    $26,362
      Accrued distributions by subsidiaries
        on trust issued securities, net of tax   11,075     11,959     12,074
                                                -------    -------    -------

                                                $25,954    $18,051    $38,436
                                                =======    =======    =======

J. SHAREHOLDERS' EQUITY At December 31, 2001 and 2000, American Financial Group beneficially owned all of the outstanding shares of AFC's Common Stock.

      PREFERRED STOCK Under provisions of both the Nonvoting (4.0 million shares authorized) and Voting (4.0 million shares authorized) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. At December 31, 2001 and 2000, the outstanding voting shares of AFC's Preferred Stock consisted of the following:

              SERIES J, no par value; $25.00 liquidating value per share; annual dividends per share $2.00; redeemable at AFC's option at $25.75 per share beginning December 2005 declining to $25.00 at December 2007 and thereafter; 2,886,161 shares (stated value $72.2 million) outstanding at December 31, 2001 and 2000.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES, NET The change in unrealized gain (loss) on marketable securities included the following (in millions):

                                                                     Tax      Minority
                                                     Pretax      Effects      Interest         Net

                                                     ------      -------      --------        -----
                       2001
      ------------------------------------------
      Unrealized holding gains (losses) on
        securities arising during the period          $  0.8     ($  0.3)       ($ 5.0)     ($  4.5)
      Adoption of EITF 99-20                            16.9        (6.0)         (0.9)        10.0
      Realized losses included in net income and
        unrealized gains of subsidiary sold             23.6        (8.3)         (3.1)        12.2
                                                      ------      ------         -----       ------
       Change in unrealized gain on
        marketable securities, net                    $ 41.3     ($ 14.6)       ($ 9.0)      $ 17.7
                                                      ======      ======         =====       ======

                       2000
      -------------------------------------------
      Unrealized holding gains on
        securities arising during the period          $221.1     ($ 75.8)       ($18.8)      $126.5
      Adoption of SFAS No. 133                          15.0        (5.3)          -            9.7
      Realized losses included in net income and
        unrealized losses of subsidiary sold            31.3       (10.9)         (2.7)        17.7
                                                      ------      ------         -----       ------
      Change in unrealized gain (loss) on
        marketable securities, net                    $267.4     ($ 92.0)       ($21.5)      $153.9
                                                      ======      ======         =====       ======

                         1999
      --------------------------------------------
      Unrealized holding losses on
        securities arising during the period         ($612.1)     $212.1         $47.7      ($352.3)
      Realized gains included in net income            (20.1)        7.1           2.3        (10.7)
                                                      ------      ------         -----       ------
      Change in unrealized gain (loss) on
        marketable securities, net                   ($632.2)     $219.2         $50.0      ($363.0)
                                                      ======      ======         =====       ======

K. INCOME TAXES The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Statement of Operations (in thousands):
                                                     2001        2000      1999
                                                     ----        ----      ----
         Earnings (loss) before income taxes:
            Operating                             $70,381    $120,259  $309,742
            Minority interest expense             (31,917)    (24,491)  (44,937)
            Equity in net losses of investees     (25,462)   (142,230)  (27,357)
            Extraordinary items                      -           -       (6,001)
            Accounting changes                    (15,948)    (13,882)   (6,370)
                                                  -------    --------  --------
         Total                                   ($ 2,946)  ($ 60,344) $225,077
                                                  =======    ========  ========

         Income taxes at statutory rate          ($ 1,031)  ($ 21,120) $ 78,777
         Effect of:
            Adjustment to prior year taxes         (6,317)       -         -
            Minority interest                       4,881       2,177     8,891
            Amortization of intangibles             4,568       5,537     4,728
            Effect of foreign operations           (3,421)        951      (550)
            Losses utilized                        (1,245)     (7,000)   (5,250)
            Dividends received deduction           (2,317)     (2,378)   (2,783)
            Tax exempt interest                    (1,233)     (1,571)   (1,721)
            Nondeductible meals, etc.               1,381       1,300       776
            Tax credits                            (1,243)     (5,757)   (1,900)
            State income taxes                        781         298       332
            Other                                    (300)       (656)   (1,023)
                                                  --------   --------- ---------
         Total Provision (Credit)                  (5,496)    (28,219)   80,277

         Amounts applicable to:
            Minority interest expense               5,963       6,440     6,501
            Equity in net losses of investees       8,912      49,781     9,574
            Extraordinary items                      -           -        2,152
            Accounting changes                      5,908       4,810     2,516
                                                    -----    --------  --------
         Provision for income taxes as shown
            on the Statement of Operations        $15,287    $ 32,812  $101,020
                                                  =======    ========  ========

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Total earnings before income taxes include income subject to tax in foreign jurisdictions of $8.3 million in 2001, $10.6 million in 2000 and $8.1 million in 1999.

      The total income tax provision (credit) consists of (in thousands):

                               2001           2000           1999
                               ----           ----           ----
        Current taxes:
           Federal          $44,715        $10,324       ($ 7,454)
           Foreign             -             1,106             32
           State              1,201            459            511
        Deferred taxes:
           Federal          (50,679)       (39,588)        88,219
           Foreign             (733)          (520)        (1,031)
                            -------        -------        -------

                           ($ 5,496)      ($28,219)       $80,277
                            =======        =======        =======

      For income tax purposes, certain members of the AFC consolidated tax group had the following carryforwards available at December 31, 2001 (in millions):

                                              Expiring        Amount
                                            -----------       ------
                                   {        2002 - 2006         $ 83
              Operating Loss       {        2007 - 2016            -
                                   {        2017 - 2021          112
              Other - Tax Credits                                 12

      Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31, were as follows (in millions):

                                                        2001         2000
                                                        ----         ----
              Deferred tax assets:
                Net operating loss carryforwards      $ 68.3       $ 78.8
                Insurance claims and reserves          268.2        244.3
                Other, net                             106.5         90.0
                                                      ------       ------
                                                       443.0        413.1
                Valuation allowance for deferred
                  tax assets                           (40.9)       (39.6)
                                                      ------       ------
                                                       402.1        373.5
              Deferred tax liabilities:
                Deferred acquisition costs            (231.5)      (205.8)
                Investment securities                 (101.1)      (121.1)
                                                      ------       ------
                                                      (332.6)      (326.9)
                                                      ------       ------

              Net deferred tax asset                  $ 69.5       $ 46.6
                                                      ======       ======

      The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known.

      Cash payments for income taxes, net of refunds, were $10.0 million, $24.4 million and $10.7 million for 2001, 2000 and 1999, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

L. EXTRAORDINARY ITEMS Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income taxes (in thousands):

                                        1999
                                      ------
                   AFC (parent)      ($2,993)
                   APU (parent)         (856)
                                      ------
                                     ($3,849)
                                      ======

M. COMMITMENTS AND CONTINGENCIES Loss accruals (included in other liabilities) have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978 and certain manufacturing operations disposed of by American Premier.

      At December 31, 2001, American Premier had liabilities for environmental and personal injury claims aggregating $82.2 million. The environmental claims consist of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs related to certain sites formerly owned or operated by the railroad and manufacturing operations. Remediation costs are difficult to estimate for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. The personal injury claims include pending and expected claims, primarily by former employees of PCTC, for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the workplace. In December 2001, American Premier recorded a $12.1 million charge to increase its environmental reserves due to an increase in expected ultimate claim costs. At December 31, 2001, American Premier had $57 million of offsetting recovery assets (included in other assets) for such environmental and personal injury claims based upon estimates of probable recoveries from insurance carriers.

      AFC has accrued approximately $13.4 million at December 31, 2001, for environmental costs and certain other matters associated with the sales of former operations.

      AFC's insurance subsidiaries continue to receive claims related to environmental exposures, asbestos and other mass tort claims. Establishing reserves for these claims is subject to uncertainties that are significantly greater than those presented by other types of claims. The liability for asbestos and environmental reserves at December 31, 2001 and 2000, respectively, was $548 million and $463 million; related recoverables from reinsurers (net of allowances for doubtful accounts) at those dates were $101 million and $105 million, respectively.

      While management believes AFC has recorded adequate reserves for the items discussed in this note, the outcome is uncertain and could result in liabilities exceeding amounts AFC has currently recorded. Additional amounts could have a material adverse effect on AFC's future results of operations and financial condition. For a discussion of the uncertainties inherent in asbestos and environmental claims, see Management's Discussion and Analysis - "Uncertainties - Property and Casualty Insurance Reserves", "Uncertainties - Litigation", and "Special A&E Charge".

N. QUARTERLY OPERATING RESULTS (UNAUDITED) The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as
                                      F-32

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time.

      The following are quarterly results of consolidated operations for the two years ended December 31, 2001 (in millions).

                                                       1st           2nd          3rd          4th           Total
                                                   Quarter       Quarter      Quarter      Quarter            Year
                                                   -------       -------     --------      -------        --------
                        2001
      ----------------------------------------
      Revenues                                      $973.5        $995.0     $1,016.4       $944.6        $3,929.5
      Earnings (loss) before accounting change        17.0          12.6        (51.9)        34.9            12.6
      Cumulative effect of accounting change           -           (10.0)         -             -            (10.0)
      Net earnings (loss)                             17.0           2.6        (51.9)        34.9             2.6



                        2000
      ----------------------------------------
      Revenues                                      $884.3        $959.7     $1,013.6        $962.5       $3,820.1
      Earnings (loss) before accounting change        48.4          21.2        (13.5)        (79.1)         (23.0)
      Cumulative effect of accounting change           -             -            -            (9.1)          (9.1)
      Net earnings (loss)                             48.4          21.2        (13.5)        (88.2)         (32.1)


      The 2001 third quarter results include a $100 million pretax charge to strengthen asbestos and environmental insurance reserves and pretax losses of $25 million resulting from the World Trade Center terrorist attack.

      The 2000 second quarter results include pretax charges of $32.5 million related to an agreement to settle a lawsuit against a GAFRI subsidiary and $8.8 million for an adverse California Supreme Court ruling against an AFC property and casualty subsidiary. The 2000 third quarter results include a $35 million pretax charge for reserve strengthening in the California workers' compensation business, partially offset by $11.2 million in income from the sale of certain lease rights. Fourth quarter 2000 results include a $95.7 million pretax writedown of AFC's Chiquita investment, partially offset by $11.8 million in income from the sale of certain lease rights.

      AFC has realized gains (losses) on sales of subsidiaries in recent years (see Note B). Realized gains (losses) on securities, affiliates and other investments amounted to (in millions):

                         1st         2nd        3rd        4th     Total
                     Quarter     Quarter    Quarter    Quarter      Year
                     -------     -------    -------    -------    ------
              2001     ($8.5)     ($26.4)      $7.0       $3.9    ($24.0)
              2000      (1.4)       21.1        6.0      (21.0)      4.7

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

O. INSURANCE Securities owned by insurance subsidiaries having a carrying value of about $940 million at December 31, 2001, were on deposit as required by regulatory authorities.

      INSURANCE RESERVES The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at about 8%, an approximation of long-term investment yields. As a result, the total liability for losses and loss adjustment expenses at December 31, 2001, has been reduced by $24 million.

      The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                                        2001     2000      1999
                                                        ----     ----      ----

        Balance at beginning of period                $3,192   $3,224    $3,305

        Provision for losses and LAE occurring
          in the current year                          1,950    2,056     1,691
        Net increase (decrease) in provision for
          claims of prior years                          163      (60)      (74)
                                                      ------   ------    ------
            Total losses and LAE incurred (*)          2,113    1,996     1,617
        Payments for losses and LAE of:
          Current year                                  (831)    (905)     (780)
          Prior years                                 (1,036)    (936)     (986)
                                                      ------   ------    ------
        Total payments                                (1,867)  (1,841)   (1,766)

        Reserves of businesses acquired or sold, net    (120)    (187)       57
        Reclass to unearned premiums                     (65)    -         -
        Reclassification of allowance for
          uncollectible reinsurance                     -        -           11
                                                      ------   ------    ------

        Balance at end of period                      $3,253   $3,192    $3,224
                                                      ======   ======    ======

        Add back reinsurance recoverables, net
          of allowance                                 1,525    1,324     1,571
                                                      ------   ------    ------

        Gross unpaid losses and LAE included
          in the Balance Sheet                        $4,778   $4,516    $4,795
                                                      ======   ======    ======

        (*) Before amortization of deferred gains on retroactive reinsurance of $33 million in 2001, $34 million in 2000 and $28 million in 1999.

      NET INVESTMENT INCOME The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                                   2001        2000       1999
                                                   ----        ----       ----
         Insurance group investment income:
           Fixed maturities                      $841.0      $815.5     $806.1
           Equity securities                        8.1        10.4       12.2
           Other                                    1.1         4.3         .9
                                                 ------      ------     ------
                                                  850.2       830.2      819.2
         Insurance group investment expenses (*)  (36.8)      (41.4)     (39.6)
                                                 ------      ------     ------
                                                 $813.4      $788.8     $779.6
                                                 ======      ======     ======

         (*) Included primarily in "Other operating and general expenses" in the Statement of Operations.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      STATUTORY INFORMATION AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):
                                                                Policyholders'
                                            Net Earnings            Surplus
                                        ------------------     ---------------
                                        2001   2000   1999       2001     2000
                                        ----   ----   ----       ----     ----

      Property and casualty companies    $34    $10   $170     $1,669   $1,763
      Life insurance companies           (25)    40     37        414      384

      In January 2001, AFC's insurance companies adopted the Codification of Statutory Accounting Principles. The cumulative effect of these changes at adoption increased the surplus of the property and casualty companies by $44 million; the effect on surplus of the life insurance companies was not material.

      REINSURANCE In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions) (i) amounts deducted from property and casualty written and earned premiums in connection with reinsurance ceded, (ii) written and earned premiums included in income for reinsurance assumed and
      (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                          2001         2000          1999
                                          ----         ----          ----
              Direct premiums written   $3,560       $3,365        $3,113
              Reinsurance assumed           94           76            48
              Reinsurance ceded         (1,101)        (803)         (898)
                                        ------       ------        ------
              Net written premiums      $2,553(*)    $2,638        $2,263
                                        ======       ======        ======

              Direct premiums earned    $3,393       $3,306        $3,056
              Reinsurance assumed           92           45            45
              Reinsurance ceded           (891)        (856)         (890)
                                        ------       ------        ------

              Net earned premiums       $2,594       $2,495        $2,211
                                        ======       ======        ======

              Reinsurance recoveries    $  773       $  567        $  811
                                        ======       ======        ======

              (*) Net of $29.7 million unearned premium transfer related to the sale of the Japanese division.

P. ADDITIONAL INFORMATION Total rental expense for various leases of office space and equipment was $53 million, $44 million and $39 million for 2001, 2000 and 1999, respectively. Sublease rental income related to these leases totaled $2.4 million in 2001, $2.5 million in 2000 and $2.6 million in 1999.

      Future minimum rentals, related principally to office space, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 2001, were as follows: 2002 - $55 million; 2003 - $47 million; 2004 - $35 million; 2005 - $21 million;
      2006 - $15 million; and $36 million thereafter.

      Other operating and general expenses included charges for possible losses on agents' balances, other receivables and other assets in the following amounts: 2001 - $14.6 million; 2000 - $9.7 million; and 1999 - $5.1 million. Losses and loss adjustment expenses included charges for possible losses on reinsurance recoverables of $11 million in 2001 and $.4 million in 1999. The aggregate allowance for all such losses amounted to approximately $68 million and $74 million at December 31, 2001 and 2000, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES, NET In addition to adjusting equity securities and fixed maturity securities classified as "available for sale" to fair value, SFAS 115 requires that certain other balance sheet amounts be adjusted to the extent that unrealized gains and losses from securities would result in adjustments had those gains or losses actually been realized. The components of the Consolidated Balance Sheet caption "Unrealized gain on marketable securities, net" in shareholders' equity are summarized as follows (in millions):

                                           Unadjusted                   Adjusted
                                                Asset   Effect of          Asset
                                          (Liability)    SFAS 115    (Liability)
                                          -----------   ---------    -----------
        2001
        ----
        Fixed maturities                   $10,593.2      $155.4      $10,748.6
        Other stocks                           187.8       125.9          313.7
        Deferred acquisition costs             827.3        (9.0)         818.3
        Annuity benefits accumulated         (5,827.9)      (4.2)      (5,832.1)
                                                          ------
          Pretax unrealized                                268.1

        Deferred taxes                         162.7       (93.2)          69.5
        Minority interest                     (442.7)      (18.0)        (460.7)
                                                          ------

          Unrealized gain                                 $156.9
                                                          ======

        2000
        ----
        Fixed maturities                   $10,148.2      $ 16.4      $10,164.6
        Other stocks                           175.0       210.4          385.4
        Deferred acquisition costs             763.1          -           763.1
        Annuity benefits accumulated        (5,543.7)         -        (5,543.7)
                                                           -----
          Pretax unrealized                                226.8

        Deferred taxes                         125.2       (78.6)          46.6
        Minority interest                     (500.7)       (9.0)        (509.7)
                                                          ------

          Unrealized gain                                 $139.2
                                                          ======

      FAIR VALUE OF FINANCIAL INSTRUMENTS The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.
                                            2001                    2000
                                     ------------------      ------------------
                                     Carrying      Fair      Carrying      Fair
                                        Value     Value         Value     Value
                                     --------   -------      --------   -------
        Assets:
        Fixed maturities              $10,749   $10,749       $10,165   $10,165
        Other stocks                      314       314           385       385

        Liabilities:
        Annuity benefits
           accumulated                $ 5,832   $ 5,659       $ 5,544   $ 5,426
        Long-term debt:
           Holding companies              228       229           204       204
           Subsidiaries                   271       264           195       187
        Minority Interest:
        Trust preferred securities    $   143   $   143       $   218   $   211

        AFC preferred stock                72        61            72        58

      When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount. Fair value of shareholders' equity is based on the quoted market price of AFC's Common Stock.

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 2001, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling up to $21 million.

      RESTRICTIONS ON TRANSFER OF FUNDS AND ASSETS OF SUBSIDIARIES Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions, the maximum amount of dividends available to AFC in 2002 from its insurance subsidiaries without seeking regulatory clearance is approximately $92 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

      BENEFIT PLANS AFC expensed approximately $19 million in 2001, $22 million in 2000 and $13 million in 1999 for its retirement and employee savings plans.

      TRANSACTIONS WITH AFFILIATES AFC purchased a $3.7 million minority interest in a residential homebuilding company from an unrelated party in 1995. At that same time, a brother of AFC's chairman purchased a minority interest in the company for $825,000. In 2000, that brother and another brother of AFC's chairman acquired the remaining shares from the third parties. GAFRI has extended a line of credit to this company under which the homebuilder may borrow up to $8 million at 13%. At December 31, 2001 and 2000, $6.4 million and $8 million, respectively, was due under the credit line.

      In 2001, an AFG subsidiary purchased a 29% interest in an aircraft for $1.6 million (fair value as determined by independent third party) from a company owned by a brother of AFG's chairman. The remaining interests in the aircraft are owned by AFG's chairman and his two brothers. Costs of operating the aircraft are being borne proportionately.

      In September 2000, GAFRI's minority ownership in a company engaged in the production of ethanol was repurchased by that company for $7.5 million in cash and $21.9 million liquidation value of non-voting redeemable preferred stock. Following the repurchase, AFC's Chairman beneficially owns 100% of the ethanol company. In December 2000, the ethanol company retired $3 million of the preferred stock at liquidation value plus accrued dividends and issued an $18.9 million subordinated note in exchange for the remaining preferred stock. The subordinated note bears interest at 12-1/4% with scheduled repayments through 2005. During 2001, $6 million of this note was repaid. The ethanol company also owes GAFRI $4.0 million under a subordinated note bearing interest at 14%. In addition, Great American has extended a $10 million line of credit to this company; no amounts have been borrowed under the credit line.

Q. SUBSEQUENT EVENT (UNAUDITED) On March 14, 2002, GAFRI reached an agreement to acquire Manhattan National Life Insurance company ("MNL") from Conseco, Inc. for $48.5 million in cash. GAFRI expects to close on this transaction in the second quarter of 2002 and to fund this acquisition with cash on hand and through reinsurance of up to 90% of the business in force. While MNL is not currently writing new policies, the company reported over $43 million of statutory renewal premiums in 2001. MNL has approximately 90,000 policies in force (primarily term life) representing over $12 billion in face amount of insurance, statutory assets of $297.8 million and statutory capital and surplus of $23.1 million.

                         AMERICAN FINANCIAL CORPORATION
                             One East Fourth Street
                             Cincinnati, Ohio 45202

                         AMERICAN FINANCIAL CORPORATION
                            Proxy for Annual Meeting


Registration Name and Address


The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock or Series J Preferred Stock (collectively, "Voting Stock")of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on November 20, 2002 at 10:30 A.M., in the election of directors (and at their discretion to cumulate votes if cumulative voting is invoked by a shareholder through proper notice to the Company) and on such other matters as may properly come before the meeting or any adjournment thereof.

                       The Board of Directors recommends a vote FOR the following Proposal(s):

1.  Proposal to Elect Directors

     / / FOR AUTHORITY to elect the         / /  WITHHOLD AUTHORITY to
         nominees listed below (except           vote for every nominee
         those whose names have been             listed below
         crossed out)



Carl H. Lindner       Carl H. Lindner III       S. Craig Lindner
Keith E. Lindner      Theodore H. Emmerich      James E. Evans
William R. Martin     William W. Verity



DATE: ___________________, 2002    SIGNATURE:

                                   -----------------------------

                                   SIGNATURE:

                                   -----------------------------
                                   (if held jointly) Important:
                                   Please sign exactly as name
                                   appears hereon indicating,
                                   where proper, official
                                   position or representative
                                   capacity. In case of joint
                                   holders, all should sign.



PLEASE INDICATE YOUR VOTE ON THE PROPOSAL(S) BY MARKING THE APPROPRIATE BOX(ES) ON THE VOTE CARD AT RIGHT. PLEASE SIGN, DATE, DETACH AND RETURN.

This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality, and to provide added shareholder convenience.

Information pertaining to shareholder registration (account number and shares held) appears only on this section of the card, which you retain. Information on the part of the card mailed is encoded and is used solely to enable vote tabulation.

       If you have any questions about voting your shares with this form, please call 1-800-368-3417 or 513-579-2414



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


 The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such shares "FOR" the proposal(s). If cumulative voting is invoked by a shareholder through proper notice to the Company, unless a contrary direction is indicated, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.